Execution Copy

CONTRIBUTION AGREEMENT

BY AND AMONG

EDUCATION REALTY OPERATING PARTNERSHIP, LP

PLACE PROPERTIES, L.P.

AND

PLACE MEZZ BORROWER, LLC

September 14, 2005

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of September, 2005, by and among EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (hereinafter referred to as “Transferee”), PLACE PROPERTIES, L.P., a Tennessee limited partnership (formerly known as Place Collegiate Properties, L.P.) (“Place”), and PLACE MEZZ BORROWER, LLC, a Delaware limited liability company (hereinafter referred to as “Mezz” and, together with Place, the “Transferors”).

W I T N E S S E T H T H A T:

WHEREAS, each of the entities listed on Exhibit A-1 attached hereto (each a “Property Owner” and collectively the “Property Owners”) is the owner of one or more of the fourteen (14) student housing properties listed on Exhibit A-1, attached hereto and incorporated herein;

WHEREAS, Place is the sole member and the owner of one hundred percent of the ownership interest in and to Western Place, LLC, a Georgia limited liability company (hereinafter referred to as “Western”), including without limitation all economic, non-economic, management and business participation, voting and other interests in Western (hereinafter referred to collectively as “Western Membership Interests”);

WHEREAS, Mezz is the sole member and the owner of one hundred percent of the ownership interest in and to each of the Property Owners (other than Western) including without limitation all economic, non-economic, management and business participation, voting and other interests in the Property Owners (other than Western) (hereinafter referred to collectively as “Mezz Membership Interests” and, collectively with the Western Membership Interests and the General Partner Interests (as defined below), the “Membership Interests”);

WHEREAS, Place and Mezz desire to contribute and transfer to Transferee and Transferee desires to acquire from Place and Mezz all of the Membership Interests upon the terms and conditions hereinafter set forth, including without limitation, the condition that at Closing (as defined below), the Transferee or an affiliate of Transferee (upon acquisition of the Membership Interests by Transferee) and an affiliate of Place shall enter into one or more master leases of the Properties (as defined below) with the Transferee or its affiliate as landlord and such affiliate of Place as tenant, as provided herein;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferors and Transferee, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS AND MEANINGS

In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Article 1:

1.1. “Acquisition Consideration” means the consideration that Transferee shall deliver to Transferors to consummate the acquisition of the Membership Interests as provided in Section 3.1 of this Agreement.

1.2. “Affiliate” means with respect to a specified Person (x) any other Person that directly or indirectly owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (y) any other Person who is a director, officer, member or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or membership interest of the specified Person or (z) any relative or spouse of the specified Person.

1.3. “Agreement” means this Contribution Agreement, together with any and all amendments, modifications, or supplements hereof and any and all exhibits, schedules, and addenda attached hereto.

1.4. “Agreement of Principals” is defined in Section 10.17 of this Agreement.

1.5. “Assumed Loan” means that certain loan made by Assumption Lender on or about December 3, 2004 to certain of the Property Owners in the original principal amount of $98,660,000.00, as more particularly described in Schedule 8.1.13 attached hereto.

1.6. “Assumption Lender” means Greenwich Capital Financial Products, Inc., and its successors and assigns.

1.7. “Closing” means the consummation of the transaction contemplated by this Agreement by the deliveries required under Article 12 hereof.

1.8. “Closing Date” means the time and date, established under Section 5.1 hereof, when the transaction contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the express provisions of this Agreement.

1.9. “Defeased Lenders” means General Electric Commercial Credit and Archon Financial.

1.10. “Defeasance Loans” or “Defeased Loans” means (i) that certain loan made by General Electric Commercial Credit to Carrollton Place, LLC, a Georgia limited liability company, in the original principal amount of $8,000,000.00; (ii) that certain loan made by General Electric Commercial Credit to Southern Place, LLC, a Georgia limited liability company, in the original principal amount of $11,870,000.00; and (iii) that certain loan made by Archon Financial to Berkeley Place, LLC, a South Carolina limited liability company, in the original principal amount of $11,400,000.00, all as more particularly described in Schedule 8.1.13 attached hereto.

1.11. “Documents” is defined in Section 6.3 of this Agreement.

1.12. “Earnest Money” means the amount deposited by Transferee with Escrow Agent pursuant to the provisions of Article 4 hereof.

1.13. “Effective Date” means the date on which this Agreement has been duly executed by both Transferors and Transferee and a fully executed counterpart has been delivered by Transferors to Transferee; such date shall be inserted (by the last of Transferor or Transferee to execute this Agreement) in the preamble on the first page of this Agreement.

1.14. “Environmental Laws” means the following, as the same may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), and any other federal, state, city or county legislation or ordinances applicable to the Properties, and identified by its terms as relating to or regulating the protection of the environment or pertaining to hazardous substances, hazardous materials, or hazardous waste, together with their implementing regulations and guidelines.

1.15. “Escrow Agent” means Chicago Title Insurance Company (Atlanta, Georgia office), as Escrow Agent under this Agreement.

1.16. “Existing Loans” means the Assumed Loan, the Defeased Loans and the Prepaid Loans.

1.17. “General Partner” is defined in Section 11.2.7 of this Agreement.

1.18. “General Partner Interests” means all of the ownership interests in the General Partners, whether such ownership interests are in the form of limited liability company interests or shares of stock.

1.19. “Governmental Authority” means, with respect to any Property, any federal, state, county, municipal, or other governmental authority or quasi-governmental authority, agency, board or office having jurisdiction of such Property.

1.20. “Hazardous Substances or Waste” means petroleum (including gasoline, crude oil or any crude oil fraction), and chemicals or hazardous substances of any nature, including, without limitation, radioactive materials, PCBs, asbestos, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge, and any item which is identified as a hazardous substance, hazardous material, or hazardous waste in any Environmental Law.

1.21. “Inspection Period” is defined in Section 6.1 of this Agreement.

1.22. “Leases” means the leases, tenancy and occupancy agreements of the occupants of the Improvements.

1.23. “Lender Consents” is defined in Section 10.16 of this Agreement.

1.24. “Master Lease” means, individually and collectively, the sublease agreement(s) for the Properties to be entered into by the Transferee or its Affiliate, as landlord, and Master Tenant, as tenant, as described in Section 10.17 of this Agreement.

1.25. “Master Tenant” is defined in Section 10.17 of this Agreement.

1.26. “Mezzanine Lender” means Greenwich Capital Financial Products, Inc., and its successors and assigns.

1.27. “Mezzanine Loan” means that certain loan made by the Mezzanine Lender to Mezz in the original principal amount of $21,040,000.00 and as more particularly described in Schedule 8.1.13 attached hereto.

1.28. “Mini-Perm Lender” means Compass Bank.

1.29. “Mini-Perm Loan” means that certain loan made by the Mini-Perm Lender to Western in the original principal amount of $12,330,600.00 and as more particularly described in Schedule 8.1.13 attached hereto.

1.30. “Obligations Surviving Termination” means those provisions hereof which, by their express terms, survive the Closing or earlier termination of this Agreement.

1.31. “Permitted Exceptions” is defined in Section 7.1 of this Agreement.

1.32. “Person” means any natural or artificial legal entity whatsoever, including, but not limited to, any individual, general partnership, limited partnership, unincorporated association, sole proprietorship, corporation, limited liability company, trust, business trust, real estate investment trust, joint venture, or government authority.

1.33. “Prepaid Loans” means the Mezzanine Loan and the Mini-Perm Loan.

1.34. “Property” and “Properties” are defined in Section 2 of this Agreement.

1.35. “Property Owner” or “Property Owners” means the Property Owners as described in the preamble of this Agreement. Any reference to “Property Owner” in the context of a specific Property (including, without limitation, Article 8 hereof) shall refer only to the Property Owner that is the owner of that particular Property as reflected on Exhibit A-1 hereto.

1.36. “Repair Escrow” and “Repair Escrow Agreement” are defined in Section 5.6 hereof.

1.37. “Required Repairs” means the deferred maintenance and other specific repairs to the Properties described in Schedule 1.37 attached hereto.

1.38. 1.39. 1.40.	“Service Contracts” are defined in Section 8.1.10 hereof. “Tenants” means the tenants under the Leases, as defined in Section 2.5. “Title Company” means Chicago Title Insurance Company.

1.41. “Trademark License Agreement” shall mean that certain Non-Exclusive Service Mark License Agreement from Place to Transferee in the form attached hereto as Schedule 1.41.

1.42. “Transferor” or “Transferors” means Place and Mezz.

1.43. “WebRoomz Licenses” are defined in Section 2.2.4.

2. CONTRIBUTION OF PROPERTIES

2.1. Upon the terms and conditions hereinafter set forth, Transferors agree to contribute and Transferee agrees to acquire the following:

2.1.1 All of Place’s right, title and interest in the Western Membership Interests;

2.1.2 All of Mezz’s right, title and interest in the Mezz Membership Interests; and

2.1.3 All of Mezz’s right, title and interest in the General Partner Interests.

2.2. Through its acquisition of the Membership Interests, it is the parties’ intention that Transferee will indirectly acquire all assets of the Property Owners, including without limitation:

2.2.1 All of the Property Owners’ right, title and interest in their respective parcels of real property more particularly described in Exhibit A-2 attached hereto and incorporated herein by this reference (collectively, the “Land”), together with all rights and appurtenances pertaining thereto (including, without limitation, all appurtenant easements over any adjacent property);

2.2.2 All buildings, improvements, and fixtures located on the Land (collectively, the “Improvements”);

2.2.3 All equipment, machinery, furnishings, supplies, and other tangible personal property owned by the Property Owners that is now or hereafter located at or within the Land or the Improvements and used in connection with the operation or occupancy thereof, including, without limitation, all personal property listed in Schedule 2.3 hereof (herein referred to collectively as the “Tangible Personal Property”); and

2.2.4 All of the Property Owners’ right, title, and interest in and to any intangible personal property now or hereafter owned by the Property Owners in connection with the Land, the Improvements or the Tangible Personal Property, including without limitation all of the Property Owners’ rights in and to all tradenames and trademarks associated with the Properties including without limitation the tradenames and trademarks identified in Schedule 2.4(a) attached hereto (collectively, the “Tradenames”), any and all transferable warranties, guaranties, and lien waivers relating to the Improvements or any Tangible Personal Property, all transferable software licenses used in the management or operation of the Properties including without limitation the licensees’ rights under the WebRoomz software licenses (the “WebRoomz Licenses”) described in Schedule 2.4(b) attached hereto and all transferable certificates of occupancy, plans, specifications, permits, licenses, approvals, and authorizations by any Governmental Authority, relating to the development, construction, ownership, operation, and occupancy of the Improvements (herein referred to collectively as the “Intangible Personal Property”). Notwithstanding the foregoing, the parties agree that Transferors shall retain ownership of the Tradenames and Transferors shall grant to the Transferee at Closing a license to use the Tradenames pursuant to the terms of the Trademark License Agreement.

All of the foregoing Land, Improvements, Tangible Personal Property, and Intangible Personal Property comprise fourteen (14) separate student housing properties (each a “Property,” and collectively the “Properties”) located in various cities and counties in the States of Alabama, Georgia, Kentucky, Missouri, South Carolina and Tennessee, all as more particularly described on Exhibit A-1.

3. ACQUISITION CONSIDERATION

3.1. Acquisition Consideration. In consideration of Transferors’ contribution of the Membership Interests to Transferee, Transferee shall provide to Transferors at Closing as Acquisition Consideration for the Membership Interests, the sum of ONE HUNDRED NINETY-FIVE MILLION and NO/100 DOLLARS ($195,000,000.00). Transferee and Transferors agree that the Acquisition Consideration shall be allocated among the Membership Interests in the respective Property Owners as set forth in Exhibit B attached hereto and by this reference made part hereof (the “Acquisition Consideration Allocation”). Prior to Closing, Transferors and Transferee shall endeavor in good faith to agree upon a mutually acceptable allocation of the Acquisition Consideration Allocation attributable to such Membership Interests in the respective Property Owners to the land, improvements and personal property owned by each of the Property Owners. In the event Transferors and Transferees are unable to mutually agree upon the allocation of the Acquisition Consideration Allocation by Closing as provided herein, the Acquisition Consideration Allocation shall be allocated as follows: (i) twenty percent (20%) to land; (ii) seven percent (7%) to personal property; and (iii) seventy-three percent (73%) to buildings and other improvements. The final allocation of the Acquisition Consideration Allocation as determined herein shall be attached as Exhibit A to the Agreement Regarding Contributed Properties attached hereto as Schedule 9.1.4.

3.2. Composition and Delivery of the Acquisition Consideration. At the Closing, the Acquisition Consideration, less a credit for the Earnest Money, which shall be disbursed by Escrow Agent at Closing to Transferors as a portion of the Acquisition Consideration, shall be provided by Transferee to Transferors as follows:

3.2.1. Transferee shall receive a credit at Closing in an amount equal to the unpaid principal balance of the Assumed Loan and the Defeased Loans as of the date of Closing; and

3.2.2. $500,000.00 of the Acquisition Consideration shall be satisfied by Transferees delivering to the Transferors or Transferors’ designees (the “Designated Owners”) at Closing units of limited partnership interest in Education Realty Operating Partnership, L.P. (“Units”) having a fair market value equal to $500,000.00 (the “Total Unit Value”). Notwithstanding the foregoing, in no event shall Transferee be required to deliver any Units to any Designated Owner who is not an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended, or who has not completed and executed the Accredited Investor Questionnaire (as defined below). On or before October 1, 2005 Transferors shall deliver to Transferee, a written notice (the “Designation Notice”), which shall set forth (i) the name of each Designated Owner designated to receive Units, and (ii) the portion of the Total Unit Value allocated to each of such Designated Owner. The number of Units to be issued at Closing to each Designated Owner shall be equal to (i) the portion of the Total Unit Value allocated to such party, divided by (ii) the per share closing price of the common stock (the “Common Stock”) of Education Realty Trust, Inc., a Maryland corporation (the “REIT”), on the New York Stock Exchange as of the first business day immediately preceding the Closing Date. Each Designated Owner shall also provide to Transferee within five (5) days after Transferor’s delivery to Transferee of the Designation Notice a duly executed accredited investor questionnaire (the “Accredited Investor Questionnaire”) in a form provided by Transferee (the form of which to be substantially similar to that provided to other persons to confirm their accredited investor status) and each Designated Owner shall be required to make to Transferees the representations and warranties set forth in Section 8.1.26 herein (which representations and warranties may be included in the Accredited Investor Questionnaire). No fractional Units will be issued as consideration hereunder, but in lieu of issuing fractional Units, the value thereof shall be paid in cash to the respective Transferor. Each Designated Owner acknowledges that any certificates evidencing the Units will bear appropriate legends indicating (1) that the Units have not been registered under the Securities Act of 1933, as amended (“Securities Act”); and (2) that the Agreement of Limited Partnership of Transferee (the “Transferee’s Partnership Agreement”) restricts the transfer of the Units but such restriction shall not be more restrictive than that which affects other third party Unit holders. Upon receipt of the Units, the Designated Owners shall become limited partners of the Transferee and shall execute the Transferee’s Partnership Agreement.

3.2.3. The balance of the Acquisition Consideration, as adjusted pursuant to the terms of this Agreement, shall be delivered by wire transfer of Federal Reserve System funds to a bank account designated by Transferors for credit not later than 2:00 p.m. Eastern time on the date of Closing.

3.3. Transferors’ and Transferees’ Joint Covenants Regarding Taxation of Cash/Unit Purchase. For all federal, state and local income tax purposes:

3.3.1. Transferee and Transferors agree to treat the Transferors’ contribution of Membership Interests to Transferee in exchange for Units as a nontaxable transaction under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), and Transferee and Transferors will not take an inconsistent position therewith except to the extent required by a “determination” as that term is defined under Section 1313 of the Code. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” “purchase,” and “pay,” the parties agree that it is their intent that to the extent that consideration for the transfer of the Membership Interests takes the form of the issuance of Units, the transactions contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Code as the contribution of the Membership Interests by the Transferors to Transferee, in exchange for the Units.

3.3.2. Transferee and Transferors agree that the Assumed Loan (together with any fees and/expenses required to be paid to Assumption Lender in connection with Assumption Lender’s consent to the transfer of the Membership Interests) will be reported as a “qualified liability”, as that term is defined under Treasury Regulation Section 1.707-5 and any fees and expenses required to be paid to Assumption Lender in connection with such consent to the extent satisfied by Transferee will be treated as a qualified liability assumed by Transferee and that Transferors’ allocable share of such qualified liability with respect to its Membership Interest will be treated as a qualified liability. Transferee and Transferors agree that they will not take positions inconsistent with the preceding sentence except to the extent required by a “determination” as that term is defined under Section 1313 of the Code.

Notwithstanding the foregoing, the Transferee and Transferors make no representations concerning a proper treatment of such transactions and shall have no liability if the contribution and distribution are not so treated. If such treatment is challenged by any taxing authority on audit or otherwise, then solely with respect to such issue, (i) the Designated Owners shall have the right to participate fully, at their own expense, in all aspects of the defense of such issue, (ii) the Transferee shall not settle any such issue without the prior consent of the Designated Owners, which consent shall not be unreasonably withheld or delayed, (iii) the Transferee shall inform the Designated Owners reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such issue, (iv) the Transferee shall provide to the Designated Owners all correspondence with governmental authorities and other documents relating to such issue promptly upon receipt, or in advance of submission to (as the case may be) the relevant taxing authority or court, and (v) the Transferee shall not file or submit any documents relating to the issue without the prior consent of the Designated Owners which consent shall not be unreasonably withheld or delayed, provided that the Transferee may make such filing or submission if required to comply with any deadline imposed by law or other governmental authority if the Transferee has made commercially reasonably efforts to obtain such prior consent. At any point in the defense of such issue, in its sole discretion, the Transferee may, upon notice to the Designated Owners, elect to have the Designated Owners conduct the defense of the issue, at the Designated Owners’ expense, and retain similar rights with respect to the defense as those granted to the Designated Owners in the immediately preceding sentence, provided that the proviso set forth in clause (ii) of the immediately preceding sentence shall not apply.

4. EARNEST MONEY

4.1. Earnest Money. Within one (1) business day after the Effective Date of this Agreement, Transferee shall deposit with Escrow Agent the sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) (hereinafter the “Earnest Money”). Escrow Agent shall promptly invest the Earnest Money pursuant to the terms of this Agreement, and the interest and income earned thereon shall become a part thereof and shall be disbursed therewith. All interest on the Earnest Money shall be deemed earned by Transferee for income tax purposes. Transferee represents and warrants that its tax identification number is 20-1352332. The Earnest Money shall be held and disbursed by Escrow Agent pursuant to the terms of this Agreement. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Transferors and Transferee agree promptly to execute and deliver such notice or notices as shall be necessary or, in the opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

4.2. Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Earnest Money with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability of the performance or non-performance of Transferee or Transferors hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Article 18.

4.3. Independent Consideration. Simultaneously with the delivery of the Initial Deposit to the Escrow Agent, Transferee shall pay to Transferors One Hundred and No/100 Dollars ($100.00) as independent consideration for Transferors’ performance under this Agreement, which shall be retained by Transferors in all instances, and shall not be applied against the Acquisition Consideration.

5. CLOSING, PRORATIONS, ADJUSTMENTS,

AND CLOSING COSTS

5.1. Closing. Subject to extension in accordance with the terms of this Agreement, the closing of the purchase and sale of the Membership Interests shall occur on the earlier of fifteen (15) days after all Lender Consents have been obtained pursuant to Section 10.16, provided that, in no event will the Closing Date be later than December 30, 2005, at 10:00 a.m. Eastern time at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, or on such sooner date or at such other time of day as the parties hereto may agree upon in writing.

5.2. Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 5.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 5.2 shall be prorated as of midnight of the day immediately preceding the Closing Date. Insofar as the Master Tenant will be responsible for all taxes, insurance, and operating expenses, and entitled to receive all rents under the Leases, from and after the Closing pursuant to the terms of the Master Lease, all prorations of such items shall be between the Transferors and the Master Tenant unless otherwise expressly provided herein, with the Master Tenant to be treated as the owner of the Properties, for purposes of computing prorations of income and operating expenses, on and after the Closing Date.

5.2.1. Taxes. Real estate and personal property taxes and special assessments, if any, payable with respect to the Properties shall be prorated at the Closing and credited against or added to the amount payable, as appropriate. Transferors shall pay all real estate and personal property taxes and special assessments attributable to the Properties to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments for any Property have not been set for the year in which the Closing occurs, then the proration of such taxes for such Property shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Transferors and Master Tenant upon presentation of written evidence that the actual taxes paid for such Property for the year in which the Closing occurs differ from the amounts used at the Closing in accordance with the provisions of Section 5.2.8 hereof. All taxes imposed due to a change of use of any portion of any Property after the Closing Date shall be paid by Master Tenant. If any taxes that have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same, shall be equitably apportioned between the Transferors and the Master Tenant.

5.2.2. Insurance. There shall be no proration of Transferors’ insurance premiums or assignment of Transferors’ insurance policies.

5.2.3. Utilities. Transferee and Transferors hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Properties that are obligations of Transferors and that are allocable to the period prior to the Closing Date shall be determined and paid by the Transferors before Closing, if possible, or shall be paid thereafter by Transferors or adjusted between Master Tenant and Transferors as soon as practicable after the same have been determined. Master Tenant shall cause all utility services to be placed in Master Tenant’s name as of the Closing Date.

5.2.4. Rents. Rents payable under the Leases and all other income from the Properties shall be prorated at the Closing. Base rents and other charges payable by Tenants under the Leases (collectively, “Rents”) collected by Transferors prior to Closing shall be prorated at the Closing. Subject to the terms of the Assumed Loan with respect to the application of cash flow from the Properties which are subject to the Assumed Loan, during the period after Closing Transferee shall direct the Master Tenant to deliver to Transferors any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by the Master Tenant, net of any collection costs incurred by the Master Tenant; provided, however, Master Tenant shall be entitled to apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents. None of the Transferee, the Property Owners, or the Master Tenant shall have any obligation to institute legal proceedings, including an action for unlawful detainer, against any Tenant owing delinquent Rents or to otherwise pursue collection of any delinquent Rents.

5.2.5. Prepaid Items. Any prepaid items, including, without limitation, fees for licenses that are retained by Property Owners at the Closing and annual permit and inspection fees, shall be apportioned between Transferors and Master Tenant at the Closing.

5.2.6. Declaration Assessments. Any assessments and other charges paid by Transferors under any private declarations affecting the Properties shall be prorated between Transferors and Master Tenant at the Closing.

5.2.7. Service Contracts. Charges under any Service Contracts that are assigned to Master Tenant at Closing shall be pro rated on an accrual basis between Transferors and Master Tenant.

5.2.8. Calculations. For purposes of calculating prorations under this Agreement, Transferee and/or Master Tenant shall be deemed to be in ownership of the Properties, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The calculation of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing within thirty (30) days after complete and accurate information becomes available, if such information is not available at the Closing. Transferors and Transferee agree to cooperate and to direct Master Tenant to cooperate and use their best efforts to make such adjustments as soon as practical. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from Tenants from and after Closing and as to the manner in which such payments were applied and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

5.3. Tenant Security Deposits. Transferors shall pay over to Master Tenant at Closing the aggregate of the unapplied Tenant security and other refundable deposits under the Leases held by Transferors in cash at the time of Closing, including all accrued interest thereon to the extent any Tenants may be entitled to receive such amounts in connection with the refund of any such deposit.

5.4. Existing Loans. Interest and any other periodic charges payable under the Assumed Loan and the Defeased Loans shall be prorated as of the Closing Date, with Transferee being responsible for interest accruing thereon on the Closing Date. In addition, Transferee shall pay to Transferors on a dollar for dollar basis an amount equal to any funds held by Assumption Lender in the Debt Service Sub-Account and the Replacement Reserve Sub-Account under the Assumed Loan as of the Closing Date, as well as any rents, reserves, escrows or similar funds held by the Mezzanine Lender, the Mini-Perm Lender, or the Defeasance Lenders and not received directly or indirectly by Transferors in connection with the prepayment of the Mezzanine Loan and the Mini-Perm Loan by Transferors and the defeasance of the Defeased Loans by Transferee, and in consideration thereof, Property Owners shall retain such reserves, escrows and similar funds for the benefit of Transferee and Transferors shall transfer and assign to Transferee all of Transferors’ right, title and interest in and to such reserves, escrows and similar funds. Master Tenant shall be responsible for paying to Transferors an amount equal to all funds held by the Assumption Lender as of the date of Closing in the Operating Expense Sub-Account, the Impositions and Insurance Reserve Sub-Account, and the Prepaid Rent Reserve Sub-Account, as such accounts are defined in the Loan Agreement relating to the Assumed Loan. Transferors shall retain all rights to the Holdback Reserve and the Completion/Repair Reserve under the Assumed Loan Agreement and Transferors shall be solely responsible for getting such funds released by the Assumption Lender. Transferors shall not receive any credit for the Holdback Reserve or the Completion/Repair Reserve in the event such funds are still held by the Assumption Lender on the Closing Date. If the Holdback Reserve or Completion/Repair Reserve are received by Transferee after Closing, such funds shall be paid promptly to Transferors.

5.5. Closing Costs. Transferors shall pay all closing costs and fees, including any prepayment fees or premiums relating to the prepayment of the Mezzanine Loan and the Mini-Perm Loan and all recording fees relating to the termination and cancellation of any security instruments or financing statements relating to such loan. Notwithstanding the foregoing, Transferee shall pay one-half of the termination fee payable to the Mezzanine Lender in the amount of one percent (1%) of the principal balance of the Mezzanine Loan. Transferee and Transferors shall each pay one half of the charges of Escrow Agent in connection with this Agreement. Transferors and Transferee shall share equally all transfer taxes incident to the sale and conveyance of the Membership Interests, if any. Transferee shall pay for the cost of updating the Surveys, as described in Section 7.2, the title insurance premiums for the owner’s policies and for any mortgagee policies or endorsements obtained by Transferee and all costs and fees relating to obtaining the Lender Consents related to the transfer of the Membership Interests and the defeasance of the Defeased Loans, excluding any costs or fees relating to any default by Transferors thereunder at or prior to Closing, which shall be paid by Transferors. Transferee shall pay all costs associated with Transferee’s due diligence. Each party shall be responsible for its own attorney’s fees. All other costs incurred at Closing shall be borne by the parties in accordance with local custom.

5.6. Repair Escrow. At Closing, Transferors shall deposit into an escrow account with Escrow Agent (the “Repair Escrow”) an amount equal to one hundred twenty percent (120%) of the estimated cost of completing the Required Repairs, as determined by Transferee in its reasonable discretion, pursuant to an escrow agreement (the “Repair Escrow Agreement”) in the form attached hereto as Schedule 5.6.

5.7. Survival. The agreements of the parties set forth in this Article 5 shall survive the Closing.

6. TRANSFEREE’S RIGHT OF INSPECTION;

INSPECTION PERIOD

6.1. Right to Evaluate. Prior to the Effective Date Transferors have provided to Transferee the opportunity to review the Properties, the Property Owners and all documents and information relating to or evidencing the Membership Interests and Transferee has determined that the Properties, the Property Owners and the Membership Interests are suitable for acquisition by Transferee in Transferee’s sole and absolute discretion. As long as this Agreement continues in effect, Transferors shall give Transferee and Transferee’s agents and representatives access to the Property, and all documents and information however stored relating to the Property Owners, the Properties and the Membership Interests subject to the rights of Tenants, in order to make such inspections, surveys and other tests and surveys thereon as Transferee, in its sole discretion, shall deem advisable. Transferee shall advise Transferors in writing at least 24 hours prior to Transferee entering any Land or Improvement to conduct the inspections and tests described above and shall coordinate any such site inspections with Transferors and the property managers of the Properties to minimize disruption of the operation of the Properties. Transferee shall obtain and maintain, at Transferee’s sole cost and expense, and prior to entering any Land or Improvements shall deliver to Transferors evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Transferors, shall deliver to Transferors evidence of, the following insurance coverage: general liability insurance in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Transferors as additional insured parties, which insurance shall provide coverage against any claim for personal liability or property damage caused by Transferee or its agents, employees or contractors in connection with such inspections and tests. Notwithstanding the foregoing, Transferee shall not conduct any destructive or invasive testing without the express written consent of Place, which consent shall not be unreasonably withheld or delayed. After making such tests and inspections, Transferee agrees to promptly restore the affected Improvements and surface of any affected Land to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Transferors shall have the right, in their discretion, to accompany Transferee and/or its agents during any inspection (including, but not limited to, tenant interviews or meetings with any Governmental Authority), provided Transferors or their agents do not unreasonably interfere with Transferee’s inspection.

6.2. Inspection Obligations and Indemnity. Transferee and its agents and representatives shall: (a) not unreasonably disturb the Tenants of the Properties or unreasonably interfere with their use of the Properties pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Properties; (c) not damage any part of the Properties or any personal property owned or held by any Tenant; (d) not injure or otherwise cause bodily harm to Transferors, their agents, contractors and employees or any Tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Properties; (f) not permit any liens arising by reason of Transferee’s actions in connection with this Agreement to remain attached to any Property for more than ten (10) days after receipt of written notice thereof; and (g) restore the Improvements and the surface of the Land to the condition in which the same was found before any such inspection or tests were undertaken. Transferee shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Properties. Transferee shall and does hereby agree to indemnify, defend and hold the Transferors harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Transferee’s or Transferee’s agents’ actions taken in, on or about the Properties in the exercise of the inspection right granted pursuant to Section 6.1. This Section 6.2 shall survive the Closing and/or any termination of this Agreement.

6.3. Transferor Deliveries. On or prior to the date hereof Transferors have delivered to Transferee all of the items specified on Exhibit C attached hereto (the “Documents”). In addition, during the term of this Agreement Transferors shall make available to Transferee either at the Properties or at Transferors’ principal offices in Atlanta, Georgia such other documents or information regarding the ownership, construction, or operation of the Properties which are in the possession of Transferors or their agents as Transferee shall reasonably request. Transferee acknowledges that any and all of the Documents and other due diligence materials provided by Transferors to Transferee pursuant hereto that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Transferee solely to assist Transferee in determining the feasibility of purchasing the Properties. Transferee agrees not to disclose such non-public Documents or other due diligence materials, or any of the provisions, terms or conditions thereof, to any party outside of Transferee’s organization other than its agents, attorneys, underwriters, consultants, representatives, lenders and financial partners and their agents, attorneys, consultants and representatives. Transferee shall return all of the Documents and other due diligence materials provided by Transferors to Transferee on or before three (3) business days after the first to occur of (a) such time as Transferee notifies Transferors in writing that it shall not acquire the Properties, or (b) such time as this Agreement is terminated for any reason. This Section 6.3 shall survive any termination of this Agreement.

6.4. Copies of Reports. As additional consideration for the transaction contemplated herein, Transferee agrees that it will provide to Transferors, within five (5) days following a written request therefor, copies of any and all third (3rd) party reports (whether in draft or final form), tests or studies relating to the Properties obtained by Transferee and in Transferee’s possession or control. Notwithstanding any provision of this Agreement, no termination of this Agreement shall terminate Transferee’s obligations pursuant to the foregoing sentence, provided that such obligations shall expire on the first anniversary of the date of any such termination of this Agreement.

7. TITLE AND SURVEY MATTERS

7.1 Title. Prior to the date hereof, Transferee has obtained (i) a current title insurance commitment issued by or on behalf of the Title Company with respect to each Property (the “Title Commitments”), (ii) copies of all recorded instruments designated in the Title Commitments as exceptions or exclusions from coverage, and (iii) UCC searches and similar records searches for the Property Owners. In addition, prior to the date hereof Transferee has obtained updated ALTA Surveys of Cape Place, Carrollton Place, Jacksonville Place, Macon Place, Martin Place, Murray Place, River Place, Statesboro Place, and Troy Place by surveyors licensed in the states in which each such Property is located (the “Received Surveys”). Attached hereto as Schedule 7.1 are Transferee’s objections and requirements (“Title Objections”) with respect to the matters disclosed by the Title Commitments, the Received Surveys, and the UCC Searches. Transferee and Transferors hereby agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the Tenants under the Leases, as tenants only, (iii) all matters created by or on behalf of Transferee, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Membership Interests by Transferee, (iv) any documents evidencing or securing the Assumed Loan and the Defeased Loan, and (v) all matters shown on the Received Surveys and all exceptions listed in Schedule B, Section II of the Title Commitments other than the so called “standard” exceptions, general survey exceptions, and matters listed on Schedule 7.1 hereto shall constitute “Permitted Exceptions” hereunder. Notwithstanding the foregoing, Transferee may have the Title Commitments and UCC and other records searches updated from time to time up to and through the Closing Date and may give Transferors notice of any additional Title Objections disclosed thereby which were not listed in the original Title Commitments and UCC and other records searches or any previous update obtained by Transferee and which are not acceptable to Transferee.

7.2 Surveys. Prior to the date hereof, Transferee has ordered current ALTA/ACSM surveys of Clayton Place, Western Place, and Berkeley Place by surveyors licensed in the states in which such Properties are located (the “Pending Surveys”). Within five (5) Business Days after receipt of each such Pending Survey, Transferee shall provide Transferors with copies thereof and give Transferors written notice of any matters which are disclosed thereby which are unacceptable to Transferee. Thereafter, Transferee’s objections to the matters disclosed by the Pending Surveys shall be treated as Title Objections pursuant to Section 7.1 above. Any matter shown on the Pending Surveys not disapproved by Transferee in writing within said time period shall be deemed approved by Transferee and shall constitute a “Permitted Exception” hereunder.

7.3 Resolution of Title Objections. Within five (5) Business Days after receipt from Transferee of a written notice of any Title Objection arising after the date hereof, Transferors shall notify Transferee in writing as to whether or not Transferors will cure such Title Objection, and if Transferors elect to cure any such Title Objection, Transferors shall satisfy or correct, at Transferors’ expense, such Title Objection on or before the date of Closing. Failure of Transferors to give such notice within such five (5) day period shall be deemed to be an election not to cure such Title Objection. In the event Transferors do not elect to satisfy or cure any such Title Objection of which they are notified, then within five (5) days after receipt of written notice of Transferors’ election, or within five (5) days after the expiration of Transferors’ five (5) day notification period if Transferors fail to give any such notice, Transferee shall by written notice to Transferors elect one of the following:

7.3.1. To waive such Title Objection and to proceed with the purchase and sale of the Membership Interests in accordance with the terms of this Agreement, in which event the title exception which is the subject of such Title Objection shall become part of the Permitted Exceptions; or

7.3.2. To cancel this Agreement and to receive a complete refund of all Earnest Money, in which event neither Transferors nor Transferee shall have any further rights, duties or obligations under this Agreement, except for Obligations Surviving Termination.

The failure of Transferee to give notice of its election as to the foregoing alternatives within the applicable five (5) day period shall be deemed an election to proceed with the Closing in accordance with subparagraph 7.3.1 above.

7.4 Transferors’ Obligations Regarding Title Objections. Except as expressly agreed by Transferors pursuant to Section 7.3 above or pursuant to this Section 7.4, Transferors shall not be required and are not obligated to bring any action or proceedings, convey or acquire any interest in real property, or incur any expense to render title to the Land and Improvements free and clear of any Title Objections, and Transferee shall have no right of specific performance against Transferors to cause any Title Objections to be removed. Notwithstanding the foregoing, Transferors covenant and agree that at or prior to Closing, Transferors shall (i) pay in full and cause to be canceled and discharged or otherwise cause the Title Company to insure over all mechanics’ and contractors’ liens which are listed in Schedule 7.1 and any other mechanics’ and contractors’ liens which encumber any Property as of the date of Closing and which have been placed on such Property by a contractor of a Transferor, (ii) pay in full all past due ad valorem taxes and assessments of any kind then due constituting a lien against any Property, (iii) pay in full and discharge to Transferee’s satisfaction all liens and encumbrances upon the Membership Interests, (iv) pay in full the Mezzanine Loan, the Mini-Perm Loan and any other indebtedness or other monetary encumbrance relating to any Property other than any claims, liens or encumbrances arising through Transferees and other than the Assumed Loan and the Defeased Loans, and cause to be released and/or satisfied all documents and instruments relating to such items which encumber any Property (including, without limitation, the documents relating thereto which are listed in Schedule 7.1 hereto), (v) cause to be terminated and released all other miscellaneous mortgages, assignments of leases, UCC Financing Statements, and other security documents listed in Schedule 7.1, as well as the instruments referenced in Section 11(k) and 13(a) of Schedule 7.1, (vi) provide the documents, affidavits, and other items described in Sections 7, 8, 9(a), 9(b), and 11(j) of Schedule 7.1, (vii) use commercially reasonable efforts to obtain the estoppels described in Sections 11(g), 11(i), 12(b), and 12(c) of Schedule 7.1, (viii) use its best efforts to provide the documents described in Sections 5(a), 9(c), 9(d), 11(h), 11(l), and 12(a) of Schedule 7.1, and (ix) provide to the Title Company the title affidavits and other instruments described in Section 12.1.7, including an affidavit and indemnity in the form attached hereto as Schedule 7.4 (the “Non-Imputation Indemnity”). Notwithstanding the foregoing, in the event any Title Objection relates to a matter willfully caused by Transferors from and after the effective date of the Title Commitments without the consent of Transferee, Transferors must take affirmative action to cure such title defect and encumbrances and the failure of Transferors to do so shall constitute a breach of this Agreement.

8. REPRESENTATIONS AND WARRANTIES

OF TRANSFERORS

8.1. Transferors’ Representations. Transferors, jointly and severally, represent and warrant that the following matters are true and correct as of the Effective Date:

8.1.1. Authority. Mezz is a limited liability company and Place is a limited partnership, each duly organized, validly existing and in good standing under the laws of its state of formation. This Agreement has been duly authorized, executed and delivered by each Transferor, is the legal, valid and binding obligation of each Transferor enforceable in accordance with its terms, and does not violate any provision of any agreement or judicial order to which any Transferor or Property Owner is a party or to which Transferor or any Property Owner is subject. All documents to be executed by Transferors which are to be delivered at Closing, will (i) be duly authorized, executed and delivered by Transferors, (ii) be legal, valid and binding obligations of Transferors enforceable in accordance with their respective terms, and (iii) not violate any provision of any agreement or judicial order to which any Transferor is a party or to which any Transferor is subject.

8.1.2. Foreign Person. Transferors are not foreign persons within the meaning of Section 1445(f) of the Internal Revenue Code, and Transferors agree to execute (and to cause the Property Transferors to execute) any and all documents necessary or required by the Internal Revenue Service or Transferee in connection with such declaration(s).

8.1.3. No Default. The execution and delivery of this Agreement, and consummation of the transactions described in this Agreement, will not (subject to obtaining the Lender Consents) constitute a default under any contract, lease, or agreement to which any Transferor or Property Owner is a party and relating to the Properties, the Property Owners or the Membership Interests.

8.1.4. Litigation. Except as referenced in Schedule 8.1.4 hereto, there is no action, suit or proceeding pending or, to Transferors’ knowledge, threatened against Transferors, the Property Owners, any General Partner, or any Property (excluding immaterial tenant disputes in the ordinary course of business) in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality. To the best of Transferors’ knowledge, no such litigation would materially and adversely affect Transferors’ ability to perform its obligations under this Agreement or the documents to be executed in connection herewith, title to any Property, the value or operation of any Property, Property Owners or the Membership Interests.

8.1.5. Environmental Conditions. Except for the conditions identified or referenced in the documents listed on Schedule 8.1.5 hereof, Transferors have no actual knowledge of the release of any Hazardous Substances onto the Properties in violation of applicable Environmental Laws. Subject to the foregoing, Transferors represent, to the actual knowledge of Transferors, that neither Transferors nor any Property Owner has received any summons, citation, directive, letter or other written communication from any Governmental Authority indicating that a Hazardous Substances or Waste release at any Property has occurred or that any Property fails to comply with any applicable Environmental Law.

8.1.6. Validity of Transaction. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any Governmental Authority or other third party is required in connection with the consummation by Transferors of the transactions herein described, other than the Lender Consents.

8.1.7. No Taking. There are no pending or, to Transferors’ actual knowledge, threatened condemnation, expropriation, eminent domain or similar proceedings against any Property or any portion thereof. Neither the Transferors nor the Property Owners have received written notice that any such proceeding is contemplated.

8.1.8. Employees. None of the Property Owners or any General Partner has any employees.

8.1.9. Rent Rolls; Leases. All information set forth in the rent rolls provided by Transferors pursuant to Section 6.3 (the “Rent Rolls”) is accurate in all material respects as of the effective date thereof; (ii) there are no Leases in force for the Properties other than as identified in such Rent Rolls; (iii) the copies of the Leases made available to Transferee pursuant to Section 6.3 are complete and accurate copies of all of the Leases, and there are no material written or oral promises, understandings or commitments between any Transferors or any Property Owner and any Tenant other than as set forth in such copies; (iv) except as otherwise disclosed in the aged receivables report provided by Transferors to Transferee pursuant to Section 6.3 hereof or in Schedule 8.1.9 hereof, no material monetary default and no material non-monetary default or breach exists on the part of any Tenant.

8.1.10. Service Contracts. Schedule 8.1.10 sets forth a list of the material maintenance and service agreements relating to the maintenance and operation of the Properties (collectively, the “Service Contracts”), and the copies of such Service Contracts delivered or to be delivered or made available to Transferee pursuant to Section 6.3 are complete and accurate copies of such Service Contracts. The list of Service Contracts may not be complete. Transferors reserve the right to supplement such list at any time prior to Closing by delivery of written notice to Transferee together with copies of any additional agreements. To Transferors’ knowledge, all such Service Contracts are in full force and effect, and Transferors have no actual knowledge of, and have received no notice of, any material default or claim of default on the part of any party to such Service Contracts. All such Service Contracts shall be assigned to Master Tenant by the applicable Property Owner, and assumed by Master Tenant, at Closing.

8.1.11. Notices from Governmental Authorities. No Transferor or Property Owner has received from any Governmental Authority written notice of any material violation of any zoning, building, subdivision, fire and safety or business laws, rules or regulations applicable to any Property that has not been corrected.

8.1.12. Notices from Third Parties. No Transferor or Property Owner has received any written notice or claim of any violations of any covenants, restrictions, easements, or other agreements benefiting, burdening, or otherwise affecting the Properties from any third party that have not been corrected.

8.1.13. Existing Loans. Attached hereto as Schedule 8.1.13 is a description of all of the Existing Loans, including the holders of such loans, the outstanding principal balances of such loans (as of July 31, 2005), applicable interest rates and payment terms, the maturity dates, balances of required reserves for repairs, impositions or other items (as of July 31, 2005), and a list of all documents evidencing and securing such loans. The information contained in such Schedule 8.1.13 is accurate and complete in all material respects, and the copies of the documents relating to the Existing Loans delivered to Transferee pursuant to Section 6.3 are complete and accurate copies of all such documents evidencing and securing such Existing Loans including without limitation all amendments and modifications thereto. No Transferor or Property Owner has received any written notice of any default or breach under such Existing Loans, and to the best of Transferors’ knowledge there are no existing or uncured defaults or breaches under such Existing Loans and any required repairs under such Existing Loans have been completed. Any required reserves under the Existing Loans have been fully funded by the Property Owners.

8.1.14. Assumed Loan. With reference to the Properties that are subject to the Assumed Loan:

(i)	All “Immediate Repairs” referred to in Section 6.7 of the Loan and Security Agreement between Transferors and Assumption Lender (the “Assumed Loan Agreement”) have been fully completed, all costs in connection therewith have been fully paid, and all funds in the Completion/Repair Reserve under the Assumed Loan Agreement previously have been disbursed to the Property Owners except for $661,729.47 (as of July 31, 2005);

(ii)	All “Remaining Work” with respect to Phase II of the Clayton Place Property, as referred to in Section 6.9 of the Assumed Loan Agreement, has been fully completed, all costs in connection therewith have been fully paid, all permanent certificates of occupancy for such Property have been issued, and Transferors shall use their good faith efforts to obtain a release of all funds in the Holdback Reserve under the Assumed Loan Agreement prior to the Closing Date;

(iii)	No “Cash Trap Condition,” as defined in the Assumed Loan Agreement, exists with respect to the Properties which are subject to the Assumed Loan; and

(iv)	Transferors have provided to Transferee true and accurate copies of the 2005 Operating Budget and Capital Expenditure Budget for the Properties that are subject to the Assumed Loan, as approved by the Assumption Lender. The operations of the Properties subject to the Assumed Loan, including capital expenditures made with respect to such Properties, have been consistent with such approved budgets year-to-date through the Effective Date of this Agreement.

(v)	The Assumed Loan is a “qualified liability” within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations.

8.1.15. No Other Contracts. None of the Transferors or the Property Owners have entered into any contracts for the sale of any or all of the Properties or the Membership Interests, and there are no rights of first refusal or options to purchase any of the Properties or any of the Membership Interests.

8.1.16. No Assessments. To the best of Transferors’ knowledge, no assessments have been made against any Property that are unpaid or shall not be paid in full at or prior to the Closing (except those ad valorem taxes, if any, for the then current year which are not yet due and payable), whether or not they have become liens; and Transferors have no actual knowledge of any assessments against any Property for public improvements not yet in place.

8.1.17. No Attachments. There are no attachments, executions or assignments for the benefit of creditors or voluntary proceedings in bankruptcy or under any other debtor relief laws pending or, to Transferors’ actual knowledge, threatened by or against Transferors or any Property Owner or, to Transferors’ actual knowledge, otherwise affecting any Property.

8.1.18. Permits. To Transferors’ actual knowledge, all material licenses, certificates of occupancy and other permits for the ownership, development and operation of the Improvements have been obtained, and are in full force and effect, where the failure to have such license, permit or certificate would have a material adverse effect on the Improvements.

8.1.19. Patriot Act Compliance. Transferors and all Property Owners are in compliance with the requirements of Executive Order No. 133224, 66 Fed. Regarding. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

8.1.20. Prohibited Dealings. None of the Transferors, any General Partner, the Property Owners, or any beneficial owner of Transferors or Property Owners, or, to Transferor’s actual knowledge, any Person who provides loans to any Transferor or Property Owner:

(i)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)	is a Person who has been determined by competent authority to be a Person with whom a U.S. Person is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive orders or any lists published by the United States Department of Commerce, the United States Department of Treasury or the United States Department of State including any agency or office thereof;

(iii)	is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be a Person with whom a U.S. Person is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive orders or any lists published by the United States Department of Commerce, the United States Department of Treasury or the United States Department of State including any agency or office thereof; or

(iv)	is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws.

For purposes of this Section and Section 9.1.3, “U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, with a principal place of business within the United States or any of its territories. For purposes of this Section and Section 9.1.3, “Anti-Money Laundering Laws” means those laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the United States; or (iii) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions are deemed to include the Executive Order Number 13224 on Terrorism Financing (September 23, 2001), the Patriot Act; the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31), the Trading with the Enemy Act, 50 U.S.C. Appx. Section 1 et seq., the International Emergency Economics Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, as amended.

8.1.21. Personal Property. The list of Tangible Personal Property set forth in Schedule 2.3 is true and correct in all material respects (to the extent such Schedule is found to be incomplete or missing any items of Tangible Personal Property, Transferors shall be permitted to supplement such Schedule by notice to Transferee). The Tangible Personal Property is adequate for the operation of the Properties in the ordinary course of business for their intended purposes as student housing apartment complexes. All material intellectual property that is included within the Intangible Personal Property is either owned by Property Owners or licensed to Property Owners under licenses that are in good standing and uncontested, and Transferors have not received any notice of infringement from others with respect to any such intellectual property. Except for the Existing Loans, the Tangible Personal Property and Intangible Personal Property are free and clear of all liens.

8.1.22. Environmental Reports. The environmental reports delivered pursuant to Section 6.3 constitute all of the environmental reports obtained by Transferors or Property Owners with respect to the respective Properties within the last 6 years with respect to Western Place and within the last eighteen months with respect to all other Properties. (Transferee acknowledges the Properties have been owned for a substantial period of time and Transferors or their affiliates may have obtained other environmental reports that Transferors are unable to locate or produce).

8.1.23. Zoning. There is no pending or, to Transferors’ actual knowledge, threatened change in zoning affecting any Property. Except as disclosed in writing to Transferee, no portion of any Property is a designated historic property or located within a designated historic area.

8.1.24. Redecoration Fees. There are no so-called “redecorating fees” collected from Tenants of the Properties.

8.1.25. Representations Regarding Property Owners. Each Property Owner is a single purpose entity whose sole purpose is to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the student housing project located on its respective Property (or Properties), and no Property Owner has any other assets or engages in any other business. Without limiting the foregoing, no Property Owner holds any management contracts or development contracts. Each Property Owner is duly organized, validly existing and in good standing under the laws of its state of formation. Once and if formed, the General Partners will be single purpose entities whose sole purpose is to own, hold, sell, assign or transfer all of the general partnership interests in the converted Berkeley Place, LLC and/or Clemson Place (DE), LLC.

8.1.26. Accredited Investor Representations. Each Designated Owner electing to receive Units hereunder:

(i)	is knowledgeable, sophisticated and experienced in business and financial matters; each Designated Owner has previously invested in securities similar to the Units and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Contract. Each Designated Owner is able to bear the economic risk of holding the Units and the Common Stock issuable upon redemption of the Units (the “Underlying Common Stock”) for an indefinite period and is able to afford the complete loss of his, her or its investment in the Units and the Underlying Common Stock; each Designated Owner has received and reviewed all information and documents about or pertaining to the REIT, the Transferee, the business and prospects of the REIT and the Transferee and the issuance of the Units as each Designated Owner deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT, the Transferee, the Properties, the business and prospects of the REIT, and the Transferee, the Units and the Underlying Common Stock that such Designated Owner deems necessary or desirable to evaluate the merits and risks related to its investment in the Units and the Underlying Common Stock; and each Designated Owner understands and has taken cognizance of all risk factors related to the purchase of the Units and the Underlying Common Stock. Each Designated Owner is a sophisticated real estate investor. In acquiring the Units and engaging in this transaction, no Designated Owner is relying upon any representations made to it by the Transferee or any of the officers, employees, or agents of the Transferee not contained herein. Each Designated Owner is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Designated Owner’s advisors (including tax advisors), and not upon that of the Transferee or any of the Transferee’s advisors or affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement. Each Designated Owner represents and warrants that it has reviewed and approved the form of the Transferee’s Partnership Agreement attached hereto as Schedule 8.1.26;

(ii)	understands that neither the Units nor the Underlying Common Stock have been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Units issuable to each Designated Owner (or its designee) are being acquired solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and the Designated Owner has no present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale; provided, however, that, at or following Closing, the Designated Owner may distribute the Units to those of its members or successors that (1) have represented and warranted to the Transferee in writing that, as of the time of such distribution, such member is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and (2) have executed the Transferee’s Partnership Agreement as limited partners. Each Designated Owner understands that any certificates evidencing the Units and the Underlying Common Stock will contain appropriate legends reflecting the requirement that the Units not be resold without registration under such laws or the availability of an exemption from such registration and that the Transferee’s Partnership Agreement will restrict transfer of the Units;

(iii)	is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended. Each Designated Owner will provide the Transferee with a duly executed Accredited Investor Questionnaire; and

(iv)	understands that each Unit shall be redeemable at the option of the holder, in accordance with, but subject to the restrictions contained in, the Transferee’s Partnership Agreement; provided, however, that such redemption option may not be exercised prior to the first anniversary of the Closing Date.

8.1.27. Financial Controls. Each of the Transferors and Property Owners maintains complete and accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Transferor or Property Owner and to maintain accountability for the Transferor’s or Property Owner’s consolidated assets; (iii) access to such Transferor’s or Property Owner’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of such Transferor’s or Property Owner’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

8.1.28. Sarbarnes-Oxley Compliance. Each of the Transferors and Property Owners, its directors and its senior financial officers have consulted with such Transferor’s or Property Owner’s independent auditors and with such Transferor’s or Property Owner’s outside counsel with respect to, and is familiar in all material respects with all of the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) that are applicable to Transferors or Property Owners. Each of the Transferors and Property Owners is in compliance with the provisions of SOX to the extent applicable to it as of the date hereof.

8.1.29. Subsidiaries of Property Owners. The sole asset of each Property Owner is its respective Property (or Properties, if more than one), and none of the Property Owners (i) own, either directly or indirectly, any capital stock or other equity or membership interest in any other subsidiary, person or business, (ii) have any liabilities or obligations with respect to any former subsidiary, and (iii) participate in any partnership or joint venture or own any stock of any other corporation, limited liability company or other entity.

8.1.30. Member. Place is the sole member of Western and the owner of all the Western Membership Interests. Mezz is the sole member of all the Property Owners (other than Western) and the owner of all the Mezz Membership Interests. The Membership Interests have not been previously assigned, pledged, or otherwise encumbered (in whole or in part) other than in connection with the Mezzanine Loan. The Membership Interests have been duly authorized, validly issued, are fully paid and non-assessable, were issued in compliance with all applicable federal and state laws regulating the issuance and sale of securities and were not issued in violation of preemptive or other rights of any Person to acquire securities of the Property Owners or the General Partners. Transferors own the Membership Interests free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever (except for the pledge of the Membership Interests to secure the Mezzanine Loan and limitations imposed under the constituent documents of the Property Owners or General Partners and U.S. federal or applicable state securities laws).

8.1.31. Options, Rights and Agreements. Except as provided in this Agreement, neither the Property Owners nor the Transferors have reserved any membership interests for any purpose, nor are any Transferors or Property Owners obligated or committed to issue, sell, or transfer any membership interests or other ownership interest of any Transferor or Property Owner or any securities or obligations convertible into or exchangeable for, or give any Person any right to subscribe for or acquire from Transferors or the Property Owners any membership interests or other ownership interest of any Transferor or Property Owner; and no options, warrants, rights or other securities or obligations evidencing any such rights are outstanding; and neither any Transferor nor any Property Owner has any outstanding agreement, undertaking, commitment or obligation to repurchase, reacquire or redeem any outstanding Membership Interests.

8.1.32. Operating Agreements and Articles of Organizations. A true, correct and complete copy of the operating agreement, limited liability company agreement, bylaws or other operational document of the each of Property Owners and all amendments thereto (collectively, “PT Operating Agreements”) is attached hereto as Schedule 8.1.32(a), and a true, correct and complete copy of the articles of organization, certificate of formation, charter or such other similar organizational document for each the Property Owners, including all amendments thereto (collectively, “PT Articles of Organization”) is attached hereto as Schedule 8.1.32(b). Following the receipt of the Lender Consents, neither the execution and delivery of this Agreement nor the effectuation of any of the transactions contemplated hereby will violate or conflict with any of the terms, conditions or provisions of the PT Articles of Organization or the PT Operating Agreements, or result in the creation of any lien, charge or other encumbrance on the Membership Interests.

8.1.33. Taxes. Each of the Property Owners is and has at all times been a disregarded entity for purposes of federal and state income and other taxation since it was organized. Each of the Property Owners has filed or caused to be filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all returns, reports and forms (“Returns”) required to be filed with any government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent authority (each a “Tax Governmental Authority”) responsible for the imposition of a Tax and such Returns are and will be true, correct and complete in all material respects. All Taxes due from and payable by, or due in connection with and payable with respect to, the Transferors or Property Owners on or prior to the Closing Date have been or will be fully paid on a timely basis. No liens have been filed and no claims are being asserted by or against any Transferor, any Property Owner or any entity that is deemed to own the assets of a Transferor or Property Owner with respect to any Taxes. The Transferors and Property Owners have complied and will comply with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049 of the Code and similar provisions under any other applicable Legal Requirements) and, within the time and in the manner prescribed by law, have withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required. No Transferor or Property Owner has received a notice of assessment or proposed assessment of any Taxes claimed to be owed by them or any other Person on their behalf. To the knowledge of the Transferors, no Return filed by or on behalf of any Transferors or Property Owner with respect to Taxes are currently being audited or examined. The Transferors have no notice of any such audit or examination. No Property Owner is a party to any Tax-sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. No Transferor or Property Owner has consented to any waiver of the statute of limitations for the assessment of any Taxes and have not requested any extension of time for the payment of any Taxes. For purposes of this section, “Tax” or “Taxes” shall mean all (i) federal, state, local and foreign taxes, assessments and other governmental charges, including, without limitation, (a) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and (b) value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with (ii) (a) all interest, penalties and additions imposed with respect to such amounts and (b) any obligations under any agreements or arrangements with any other Person with respect to such amounts. For purposes of this section, “Legal Requirements” shall mean any constitution, act, statute, law, ordinance, treaty, rule, regulation or official interpretation of, or judgment, injunction, order, decision, decree, license, permit or authorization issued by, any Tax Governmental Authority.

8.1.34. Employee Benefit Plans. The Property Owners do not have, and have never had, any employees. The Property Owners do not maintain or contribute to, and have not maintained or contributed to, an employee pension benefit plan subject to the provisions of Title IV of ERISA. The Property Owners do not and have not had an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA).

8.1.35. Litigation and Claims. There are no pending or threatened actions, lawsuits, arbitrations, attachments, executions, assignments for the benefit of creditors, regulatory proceedings or other litigation against or affecting the Membership Interests.

8.1.36. Contracts and Commitments. Other than the Service Contracts (including any additional Service Contracts supplementing Schedule 8.1.10 pursuant to Section 8.1.10), the WebRoomz Licenses, the existing management agreements for the Properties, the Prepaid Loans (which will be satisfied at Closing as provided in this Agreement), the Assumed Loan, the Defeasance Loans, the Leases and the other Permitted Exceptions, none of the Property Owners has (i) any contract for employment, or a non-competition agreement with any present or former employee of the Property Owners; (ii) any contract with any labor union or other representative of employees; (iii) any contract for the lease or use of equipment; (iv) any contract for the purchase, sale, production or supply of goods or services; (v) any distributor, sales agency contract or any franchise or license agreement; (vi) any note, debenture, bond, equipment, trust agreement, letter of credit agreement, loan agreement, or other contract for borrowing or lending of money, or agreement or arrangement for a line of credit or guaranty, pledge, or undertaking of the indebtedness of any person; (vii) any contract under the terms of which any Property Owner is, directly or indirectly, liable upon or with respect thereto or is obligated in any other way to provide funds with respect of, or to guaranty or assume, any debt or obligation of any other person or entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection; (viii) any other contract or agreement of a material nature relating to the ownership or operation of the Properties. No Property Owner’s payroll, property, or receipts, or other factors used in a particular state’s apportionment or allocation formula results in an apportionment or allocation of business income to any state other than the state in which the Land that comprises such Property Owner’s Property (as set forth in Exhibit A attached hereto) is located, and none of the Property Owners has any non business income that is allocated or apportioned to any state other than the state in which the Land that comprises such Property Owner’s Property (as set forth in Exhibit A attached hereto) is located.

8.1.37. Solvency. Each of the Transferors and the Property Owners is solvent and will be solvent following the closing of the transactions contemplated by this Agreement.

8.1.38. Absence of Undisclosed Liabilities. Other than (A) the obligations of the Property Owners with respect to the Service Contracts, the WebRoomz Licenses and the existing management agreements for the Properties, (B) the obligations of the Property Owners under the Defeased Loans, (C) the obligations of the Property Owners under or with respect to the Prepaid Loans, which Prepaid Loans will be satisfied at or prior to Closing as provided in this Agreement, (D) the obligations of the Property Owners under or with respect to the Assumed Loan, (E) the obligations of the Property Owners with respect to ad valorem property taxes relating to the Land and Personal Property due for the current year only, (F) the obligations of the Property Owners under the Leases, which will be fulfilled as provided in this Agreement, (G) the obligations under the other Permitted Exceptions relating to the sharing of costs thereunder, and (H) customary unsecured trade debt, which shall be paid in the ordinary course of business, the Property Owners have no liabilities whatsoever, whether deemed, contingent or otherwise.

If any Property Owner is converted to a limited partnership pursuant to Section 11.2.7 hereof, then the General Partner of such converted Property Owner shall, for purposes of this Section 8.1, be deemed to be a “Property Owner” except that any representation or warranty to such General Partner as a “Property Owner” shall be made as of the Closing Date (and not the Effective Date).

8.2. Survival. Subject to Section 8.3 hereof, the continued accuracy in all respects of the aforesaid representations and warranties shall be a condition precedent to Transferee’s obligation to close. The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing and shall survive the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of any representations and warranties other than the representations and warranties set forth in Section 8.1.4 and Sections 8.1.25 through 8.1.38 shall be commenced, if at all, within twelve (12) months after the Closing Date and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect. With respect to the representations and warranties set forth in Section 8.1.4 and Sections 8.1.25 through 8.1.38, the outside limit on commencement of any action shall be the applicable statute of limitations.

8.3. Changes. In the event any of the Transferors’ representations or warranties made herein shall change or become inaccurate in any material adverse respect between the Effective Date and the Closing as a result of a change in factual circumstances, Transferors shall promptly notify Transferee, and Transferee shall thereafter have the right to terminate this Agreement and receive a refund of the Earnest Money, provided such election is made within fifteen (15) business days after Transferee’s receipt of notice of such inaccuracy or change. Notwithstanding the foregoing, in the event any of Transferor’s representations and warranties made herein shall change or become inaccurate in any material adverse respect (a “Material Change”), Transferee shall not be entitled to terminate this Agreement, and Transferor shall not be deemed in default hereunder, provided that Transferor shall, at its election, cause Place to enter into an agreement to indemnify and hold Transferee harmless from all costs, expenses, losses or liabilities arising from such Change, all in form and substance reasonably satisfactory to Transferee. If Transferee shall not elect to terminate this Agreement following such notice or should Transferee, prior to Closing, learn that any of Transferors’ representations or warranties are incorrect or inaccurate and elect to proceed to Closing notwithstanding such knowledge, then Transferors’ representations and warranties shall be deemed amended to conform to such changes and Transferee shall have no claims against Transferors as a result thereof. Moreover, in the event Transferee consummates the transaction contemplated by this Agreement, Transferors’ representations and warranties set forth herein shall be deemed modified and supplemented by the information set forth in the Transferors’ Documents and in any reports or studies obtained by Transferee, by any information discovered by Transferee prior to Closing, and by any other matters of which Transferee obtains actual knowledge (as distinguished from implied or imputed knowledge) prior to Closing. Notwithstanding anything provided hereinabove, Transferee’s exercise of its right to terminate this Agreement pursuant to this Section 8.3 or pursuant to Section 11.2.1 shall be without prejudice to Transferee’s remedies under Section 14.2 or 14.3 if any representation or warranty made by the Transferors shall prove to have been false or misleading in any material respect on the date made by Transferors or if any change in Transferors’ representations and warranties is the result of a breach of Transferors’ covenants and agreements under this Agreement, and Transferors have failed to provide the indemnification with respect thereto as permitted above.

8.4. Transferors’ Knowledge. As used herein, references to the “knowledge” or “actual knowledge” of Transferors shall refer only to the actual (not constructive, implied or imputed) knowledge of Cecil Phillips, Bob Clark, and Joyce Copeland, who are the representatives of the Transferors with the primary knowledge regarding the Properties, the Membership Interests and the Property Owners and are those with the primary responsibility for the development, financing, and operations of the Properties, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other current or former officer, agent, partner, manager, representative or employee of Transferors, or any affiliate thereof or to impose upon such designated persons any duty to investigate the matter to which such actual knowledge, or the absence thereof pertains.

9. REPRESENTATIONS AND WARRANTIES

OF TRANSFEREE

9.1. Transferee represents and warrants to Transferors that the following matters are true and correct as of the Effective Date, and will be true and correct at Closing.

9.1.1. Authority. Transferee is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Transferee, is the legal, valid and binding obligation of Transferee, and does not violate any provision of any agreement or judicial order to which Transferee is a party or to which Transferee is subject. All documents to be executed by Transferee which are to be delivered at Closing, will be duly authorized, executed and delivered by Transferee, will be legal, valid and binding obligations of Transferee enforceable in accordance with their respective terms, and, assuming Transferee obtains the consent described in Section 11.2.9 below, will not violate any provision of any agreement or judicial order to which Transferee is a party or to which Transferee is subject.

9.1.2. Bankruptcy of Transferee. Transferee has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Transferee’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Transferee’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Transferee’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

9.1.3. Patriot Act Compliance and Prohibited Dealings. Transferee is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of the OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither Transferee nor any beneficial owner of Transferee:

(i)	is listed on the Lists;

(ii)	is a Person who has been determined by competent authority to be a Person with whom a U.S. Person is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive orders or any lists published by the United States Department of Commerce, the United States Department of Treasury or the United States Department of State including any agency or office thereof; or

(iii)	is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be a Person with whom a U.S. Person is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive orders or any lists published by the United States Department of Commerce, the United States Department of Treasury or the United States Department of State including any agency or office thereof; or

(iv)	is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws.

9.1.4. Units. The Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid and nonassessable, without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”). Each Designated Owner shall be admitted as a limited partner of the Transferee as of the Closing Date and shall be entitled to all of the rights and protections of a limited partner under the Limited Partnership Act and the provisions of the Transferee’s Partnership Agreement, with the same rights, preferences, and privileges as all other limited partners on a pari passu basis. The Common Stock for which the Units may be redeemed has been validly authorized and will be duly and validly issued, fully paid and nonassessable, free of preemptive or similar rights. As more completely described in the Agreement Regarding Contributed Properties, a copy of which has been attached hereto as Schedule 9.1.4, for purposes of allocating items of income, gain, loss and deduction with respect to the Properties in the manner required by Section 704(c) of the Code (hereinafter defined), the Transferee shall employ, and shall cause any entity controlled by the Transferee which holds title to the Properties to employ, the “traditional method” (with curative allocations on sale) as set forth in Treasury Regulation section 1.704-3(c).

9.1.5. No Default. The execution and delivery of this Agreement, and consummation of the transaction as described in this Agreement, will not constitute a default under any contract, lease, or agreement to which any Transferee is a party,

9.1.6. Litigation. There is no action, suit or proceeding pending or, to Transferee’s knowledge, threatened against Transferee in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality which would materially and adversely affect Transferee’s ability to perform its obligations under this Agreement or the documents to be executed in connection herewith.

9.1.7. Validity of Transaction. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any Governmental Authority or other third party is required in connection with the consummation by Transferee of the transactions herein described, other than the Lender Consents.

9.2. Survival. The express representations and warranties made in this Agreement by Transferee shall not merge into any instrument of conveyance delivered at the Closing and shall survive Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties other than the representations and warranties set forth in Section 9.1.4 shall be commenced, if at all, within twelve (12) months of the Closing Date and, if not commenced on or before such date, thereafter shall be void and of no force or effect. With respect to the representations and warranties set forth in Section 9.1.4, the outside limit on commencement of any action shall be the applicable statute of limitations.

10. ADDITIONAL AGREEMENTS

For so long as this Agreement is in effect:

10.1. Operations. Transferors agree to cause the Property Owners to continue to operate, manage and maintain the Properties through the Closing Date in the ordinary course of the Property Owners’ business and substantially in accordance with the Property Owners’ present practice, subject to ordinary wear and tear and further subject to Article 13 of this Agreement.

10.2. Insurance. Transferors agree to maintain, or cause to be maintained, until the Closing Date, property insurance and commercial general liability insurance on the Land and Improvements which is at least equivalent in all material respects to the insurance policies covering the Land and Improvements as of the Effective Date and to maintain workerman’s compensation insurance in the amounts required by applicable laws and regulations

10.3. Personal Property. Transferors agree not to transfer or remove, or permit or cause the transfer or removal of, any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

10.4. No Encumbrances. Except for the execution of Leases pursuant to Section 10.5, Transferors agree that during the term of this Agreement they shall not convey, or cause to be conveyed, any interest in any Property to any third party or otherwise encumber any Property.

10.5. Tenant Leases. At all times from the Effective Date to the Closing Date Transferors shall keep and perform or cause to be kept and performed all of their material obligations to be performed by the landlord under the Leases. Transferors shall not, from and after the Effective Date, other than in the normal and ordinary course of Transferors’ business (i) waive or permit or cause the waiver by the applicable landlord of any material rights under the Leases, (ii) terminate or assign or cause the termination or assignment by the applicable landlord of any Lease, or (iii) enter into any new Lease, modify an existing Lease or renew, extend or expand an existing Lease, or permit or cause the occurrence of any of the forgoing by any applicable landlord. All Lease renewals and extensions and all new Leases shall be entered into on the standard form of lease currently being used by Transferors or the applicable landlord and shall provide for rental rates and shall contain terms and conditions consistent with Transferors’ current leasing policies in effect for the Properties. Transferors shall not lease or permit or cause the lease of any portion of any Property to the employees of any affiliate of Transferors, except under leases providing for thirty (30) day termination by the owner of the Property.

10.6. Updated Rent Roll. Transferors shall update the Rent Rolls upon Transferee’s request, but no more often than once per month.

10.7. Service and Management Contracts. Transferors shall terminate or cause the termination of, effective as of the Closing Date, all existing management agreements with respect to the Properties. At Closing, Transferors shall cause Master Tenant to enter into new management agreements with Place Management Group, LLC, as the property manager, substantially in the same form as the existing management agreements. Transferors agree to obtain Transferee’s written approval prior to entering into any new Service Contract having a total contract value of $50,000.00 or more over the term thereof including any automatic renewal periods, that is not terminable on thirty (30) days notice without penalty or payment of a termination fee, or amending or extending any existing Service Contract.

10.8. Licenses and Permits. Transferors will use their reasonable business efforts to renew all of the licenses and permits applicable to the Properties and the Property Owners and which are necessary for the continued operation of the Property and Property Owners as they expire from time to time.

10.9. Representations and Warranties. Transferors will not cause any action to be taken that is within any Transferor’s control that would cause any of the representations or warranties made by Transferors in this Agreement to be false on or as of Closing Date.

10.10. Change of Use. Transferors shall not change or permit the change of the existing use of any Property.

10.11. Compliance with Laws. Transferors shall not knowingly violate or fail to use commercially reasonable efforts to prevent the violation of any applicable laws in any way related to the Property, the Property Owners or the Membership Interests.

10.12. Maintenance of Accounting Systems. Transferors shall not materially alter the manner of keeping their books, accounts or records or the accounting methods therein reflected.

10.13. Audit of Financial Records. At no cost to Transferors, Transferors agree to cooperate reasonably with Transferee’s independent auditors to provide reasonable and necessary access to financial records and to provide representations and certifications as are usually and customarily required to permit the preparation and audit of financial statements of the Properties and Property Owners pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) including all staff accounting bulletins or other guidance provided by the SEC. This provision shall survive the Closing.

10.14. Existing Loans. Transferors shall continue to perform all of their obligations under the Existing Loans, and shall not enter into any modification, amendment or restatement thereof without Transferee’s consent, which consent will not be unreasonably withheld.

10.15. Capital Improvements; Required Repairs. Transferors shall continue to make, or cause to be made, all scheduled capital improvements to the Properties in accordance with Transferors’ 2005 budget for the Properties. Transferors shall use diligent efforts to complete all of the Required Repairs in a good workmanlike manner free and clear of all liens on or before the Closing Date. If Transferors shall be unable to complete the Required Repairs by the Closing Date, Transferors shall complete the Required Repairs after Closing pursuant to the Required Repair Escrow Agreement.

10.16. Lender Consents.

10.16.1. Transferors and Transferee, in a cooperative effort, shall jointly pursue all consents and approvals, including but not limited to the consents and approvals of the Assumption Lender, the Defeasance Lenders and any rating agency (collectively, the “Lender Consents”), that are required for: (i) Transferee to acquire the Membership Interests and to defease the Defeased Loans, and for Transferors and all affiliates of Transferors to be released of all liabilities under the Assumed Loan and the Defeased Loans for periods from and after the Closing, (ii) Property Owners to enter into one or more leases of the Properties to Transferee or its Affiliate (collectively the “Affiliate Lease”) and for Transferee or its Affiliate to enter into the Master Lease with Master Tenant and for any modifications to the documents evidencing or securing the Assumed Loan or the execution and delivery of additional documents which are required to permit and accommodate the requirements of the Affiliate Lease and the Master Lease or are otherwise required by the Assumption Lender or any rating agency as a condition to the approval of the Affiliate Lease or the Master Lease; and (iii) the termination of the existing management agreement(s) for the Properties and the execution and delivery of the new management agreement(s) to be entered into by Master Tenant with Place Management Group, LLC pursuant to Section 10.7 hereof (collectively, the “Lender Consent Transactions”). If, by December 30, 2005, any Lender Consent or any documents reasonably required by any Lender or rating agency to consummate the Lender Consent Transactions (the “Lender Consent Documents”) have not been obtained, or the terms and conditions of such Lender Consent Documents are not acceptable to Transferee, then either Transferee or Transferors may elect to terminate this Agreement by delivery of written notice to the other party in which event the Earnest Money shall be refunded to Transferee and the parties shall have no further rights or obligations hereunder other than the Obligations Surviving Termination.

10.16.2. Transferors shall use their commercially reasonable best efforts to obtain any Lender Consents necessary to convert each of Clemson Place (DE), LLC, a Delaware limited liability company, Berkely Place, LLC, a South Carolina limited liability company, and Murray Place (DE), LLC, a Delaware limited liability company, from a limited liability company to a limited partnership formed pursuant to the laws of either the State of Delaware or the State in which the respective company was organized.

10.16.3. In connection with obtaining the Lender Consents, Transferee covenants and agrees that it shall, in addition to all other reasonable actions, (i) pay, upon request, all amounts due in connection with obtaining such Lender Consents to the extent required under Section 5.5 hereof, (ii) supply all information reasonably requested under § 11.3 of the Assumed Loan Agreement, to the extent applicable, (iii) supply a replacement guarantor and indemnitor for the Assumed Loan for execution and delivery of a replacement guaranty and indemnity in the same forms as the existing guaranty and indemnity, (iv) supply required opinions and title endorsements as required under the Assumed Loan Agreement.

10.17. Master Lease. At the Closing, Transferee or, at Transferee’s election, an Affiliate of Transferee, shall enter unto both (i) the Affiliate Lease with the Property Owners, and (ii) a sublease agreement (hereinafter referred to as the “Master Lease”) with a single purpose limited liability company wholly owned by Place Properties, L.P. (the “Master Tenant”) pursuant to which the Master Tenant shall lease all of the Properties from and after Closing on the terms and conditions set forth in the form lease attached here to as Exhibit D and by this reference made a part hereof. The parties agree to modify the terms of the Master Lease in such manner as may reasonably be required by the Assumption Lender as a condition to its Lender Consent, provided that such modifications do not materially alter the rights or responsibilities of the parties under the Master Lease. In addition, the parties agree to modify the terms of the Master Lease as may be reasonably required to effectuate the intentions of the parties as set forth in the form lease attached hereto as Exhibit D under the laws of the various states in which the Properties are located, provided that such modifications do not materially alter the rights or responsibilities of the parties under the Master Lease. Cecil M. Phillips and Place Properties, L.P., shall agree to be personally liable for certain actions by the Master Tenant under the Master Lease pursuant to an Agreement of Principals to be entered into at Closing in the form attached as Exhibit F to the Master Lease (the “Agreement of Principals”).

10.18. Merger, Investments, Amendments Loans, Tax Elections. Except as contemplated by Section 11.2.7 with respect to the proposed conversion of Berkeley Place, LLC and Clemson Place (DE), LLC, Transferors agree that they will not permit or cause any Property Owner or General Partner to: merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person; purchase any securities of any Person; without the prior written consent of Purchaser, amend or permit the amendment of its PT Articles of Organizations or its PT Operating Agreements; create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness except for trade payables incurred in the ordinary course of business, or make any loan or advance to, or any investment in, any Person; or make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an adverse effect on its tax treatment. Notwithstanding the foregoing, each General Partner may acquire all of the general partnership interests of Berkeley Place, LLC or Clemson Place (DE), LLC after their conversions to limited partnerships.

10.19. Affiliated Transactions. Transferors agree that they will neither cause nor permit or cause any Property Owner to enter into, authorize, or permit any transaction with any Affiliate of any Transferors, except as contemplated by this Agreement.

10.20. Issuances. Except with respect to issuance of general partnership interests of the Property Owners to the General Partners, the Transferors agree that they will neither cause nor permit any Property Owner to authorize the issuance or issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities), commitments, subscriptions, rights to purchase or other interest in any of the Property Owners.

10.21. Indebtedness. Transferors agree that they will neither cause nor permit or cause any Property Owner to make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice and which will be paid in full by Transferors prior to the Closing Date or prorated as provided in Section 5.2 hereof), or assume, guarantee, endorse (except for the collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make or permit any payment or repayment in respect of any indebtedness (other than the Prepaid Loans, trade payables and accrued expenses in the ordinary course of business and consistent with past practice and which will be paid in full by Transferors prior to the Closing Date and regularly schedule installments of principal and/or interest due pursuant to the Assumed Loan and the Defeased Loans).

10.22. Benefit Plans. Transferors agree that they will neither cause nor permit any Property Owner to hire any employees or enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

10.23. Other Business. Transferors agree that they will neither cause nor permit any Property Owner to (a) engage in any business other than the ownership of the Property for investment purposes or (b) commingle its assets with the assets of Transferors or any other Affiliate. Each Property Owner shall conduct its business and maintain its books and records separate and apart from any Affiliates.

10.24. No Distributions. Transferors agree that they will neither cause nor permit any Property Owner to distribute or enter into any agreement or arrangement to distribute any property or money to any Person, including any Affiliate of such Property Owners, except for the distribution to Transferors of any surplus cash flow accruing prior to the Closing Date.

10.25. Taxes. Transferors agree that they shall cause the Property Owners to file all Returns required by applicable laws in connection with the Properties, the Property Owners and the Membership Interests and timely pay all Taxes on or before the date due and payable.

10.26. Voluntary Bankruptcy. Transferors agree that they will not, and they will neither cause nor permit any Property Owner to, file a voluntary petition for bankruptcy or consent to an involuntary petition for bankruptcy, and Transferors acknowledge and agree that any such voluntary petition for bankruptcy by any Transferors, any Affiliate of any Transferors, any General Partner or Manager of Transferors, or any board member, manager or officer of any Property Owner under the Bankruptcy Code of the United States shall constitute an “unmistakable manifestation of bad faith” and shall violate 11 U.S.C.S. § 1325(a)(3), which requires that a bankruptcy petition and plan be “proposed in good faith.”

10.27. No Encumbrances. Transferors agree that, except for this Agreement, no Transferor shall enter into any contracts, agreements or options to sell or encumber the Membership Interests or any interest therein.

11. CLOSING CONDITIONS

11.1. Conditions to Obligations of Transferors. In addition to any other conditions contained in this Agreement, the obligations of Transferors under this Agreement to contribute and transfer the Membership Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, as may be extended pursuant to this Agreement, except to the extent that any of such conditions may be waived by Transferors in writing at Closing.

11.1.1. Representations, Warranties and Covenants of Transferee. All representations and warranties of Transferee in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any material changes to such representations disclosed by Transferee pursuant to Section 12.3.1 shall be reasonably acceptable to Transferors, and Transferee shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Transferee prior to the Closing Date.

11.1.2. Lender Consents. Transferors shall have received the Lender Consents and the Lender Consent Documents.

If, by the date and time of Closing, any of the forgoing conditions are not satisfied for any reason whatsoever or, alternatively, are not expressly waived in writing by Transferors, Transferors shall have no obligation to consummate the transaction described herein and shall have the right to terminate this Agreement, whereupon the Escrow Agent shall refund the Earnest Money to Transferee.

11.2. Conditions to Obligations of Transferee. In addition to any other conditions contained in this Agreement, the obligations of Transferee under this Agreement to acquire the Membership Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, as may be extended pursuant to this Agreement, except to the extent that any of such conditions may be waived by Transferee in writing at Closing.

11.2.1. Representations, Warranties and Covenants of Transferors. Subject to Section 8.3, all representations and warranties of Transferors in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Transferee shall have agreed to accept any material changes to such representations disclosed by Transferors pursuant to Section 12.1.1, and Transferors shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Transferors prior to the Closing Date.

11.2.2. Title Objections Satisfied. Transferors shall have delivered all of the documents, estoppels, affidavits, and other items described in Schedule 7.1 with respect to the Title Objections of Transferee as set forth therein; provided, however, if Transferors have been unable to obtain the estoppel certificates described in said Schedule 7.1 , Transferees shall accept, in the place thereof, estoppel certificates from the Transferors in the required form, and in such case Transferors’ representations and warranties contained in any such estoppel certificate shall survive the Closing without regard to the limitations on duration set forth in Section 8.2 hereof. Further, in the event the Transferors are not able to obtain a termination or release of the Murray Place Property from the Master Deed of the Brittany Ridge Estates Townhouses (the “Brittany Declaration”) as referenced in Item 12a of Schedule 7.1, Transferees shall accept a joint and several indemnity from Transferors and from the Master Tenant under the Master Lease against any costs, expenses, or liabilities, including without limitation reasonable attorneys’ fees, relating to or associated with the Brittany Declaration, including any cost or expense relating to any requirement to pay assessments under or comply with any of the provisions of the Brittany Declaration, and including any liabilities arising under the Assumed Loan with respect to the Brittany Declaration. In addition, in the event that the Transferors are unable to provide the documents described in Sections 5(a), 9(c), 9(d), 11(h), or 11(l) of Schedule 7.1, Transferees shall accept a joint and several indemnity from Transferors and from the Master Tenant under the Master Lease against any costs, expenses, or liabilities, including without limitation reasonable attorneys’ fees, relating to or associated with such Title Objections.

11.2.3. Lender Consents. Transferee shall have received the Lender Consents and the Lender Consent Documents, in form and content acceptable to Transferee.

11.2.4. Title Policies. Transferors shall have delivered all assignments of membership interests, affidavits and other documents and materials described in Section 12 below and satisfied all of the reasonable requirements imposed on Transferors by the Title Company for the issuance of the Owner’s Policies of Title Insurance (whether new policies or endorsements to the existing owners’ title policies for the Properties) insuring, as of the date and time of Closing, good and marketable fee simple title to the Land and Improvements in the names of the applicable Property Owner without exception for any matters other than the Permitted Exceptions for each of the Properties and containing the Non-Imputation Endorsement required herein (collectively, the “Title Policies”). The Title Company shall be prepared to issue the Title Policies, subject to the delivery of the documents, materials and funds described in Section 12 below and the payment of the applicable title insurance premiums.

11.2.5. Financial Statements. Prior to closing, Transferee shall have received from Transferee’s independent auditors the audited financial statements with respect to the Properties acquired that shall (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Rule 3-14 of Regulation S-X), (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto which exceptions shall be customary and shall in no way limit the requirement that the financial statements comply with the rules and regulations of the SEC), and (iii) fairly present the consolidated financial condition of the Properties and the Property Owners at the dates thereof and the consolidated results of operations and cash flows of the Properties, and the Property Owners for the periods presented. Transferors and their executive officers shall execute such representation letters as may reasonably be required by such independent auditor in order to enable such firm to deliver its audit report on such financial statements and to consent to the filing of such report and financial statements with the SEC.

11.2.6. SOX Certifications. Between the Effective Date and the Closing Date, the Transferors shall permit Transferee’s senior officers to meet with the officers of the Transferors responsible for the internal controls of the Transferors and the disclosure controls and procedures of the Transferors to discuss such matters as Transferee may deem reasonably necessary or appropriate for Transferee to satisfy its obligations under Sections 302 and 906 of SOX.

11.2.7. Conversion to Limited Partnerships. Provided the necessary Lender Consent specified in Section 10.16.2 hereof has been obtained, contemporaneously with the Closing, the Transferors shall cause each of Berkeley Place, LLC and Clemson Place (DE), LLC to convert its form of business organization from a limited liability company to a limited partnership formed pursuant to the laws of the State of Delaware or the jurisdiction in which each is currently organized. The Transferors will cause two new Delaware limited liability companies (each a “General Partner”) to be formed prior to the date of such conversions and the sole purpose of each of such limited liability companies shall be to serve as the general partner of one of the converted Property Owners (i.e., one limited liability company will serve as the general partner of the converted Berkeley Place, LLC and one limited liability company will serve as the general partner of the converted Clemson Place (DE), LLC). If, but only if, the Lender Consent specified in Section 10.16.2 requires that the General Partners be corporations, rather than limited liability companies, the Transferors will cause the formation of two Delaware corporations in lieu of the Delaware limited liability companies described in the previous sentence.

11.2.8. Financing. On or before October 5, 2005 Transferee shall have received third-party financing for the purpose of satisfying such portion of the Acquisition Consideration and/or for the defeasance of all or part of the indebtedness under the Defeased Loans, in each case, as may be determined by Transferee. Such financing shall be in addition to the Transferee’s existing credit facilities and shall be on such terms and conditions and in such form and in such amount as shall be acceptable to Transferee in its sole and absolute discretion. Transferee shall exercise diligent good faith efforts to obtain such financing and upon request of Transferors, shall provide updates of the status thereof.

11.2.9. Modification of Revolving Credit Facility. Prior to October 5, 2005, Transferee shall have obtained the consent of the lenders under its senior secured revolving credit facility to modify that certain Credit Agreement dated as of January 31, 2005, in order to permit the consummation of the transactions contemplated by this Agreement.

If, by the date and time of Closing, any of the forgoing conditions are not satisfied for any reason whatsoever or, alternatively, are not expressly waived by Transferee in writing, Transferee may terminate this Agreement by written notice to Transferors, in which case the Escrow Agent shall refund to Transferee the Earnest Money provided, however, that if this Agreement is terminated solely by virtue of either (i) the failure to satisfy Sections 11.2.8 or 11.2.9 or (ii) the failure to satisfy Section 11.2.3 due to Transferee’s failure to use good faith efforts to satisfy the conditions set forth in Section 11.2(C) or Section 11.3(A) of the Assumed Loan Agreement, as may be applicable, excluding any such conditions that are in conflict with or inconsistent with the terms of this Agreement (e.g., Transferee shall not be required to obtain the Mezzanine Lender’s consent), then the Escrow Agent shall deliver to Transferor an amount of the Earnest Money equal to all reasonable costs and expenses incurred by Transferors (not to exceed Three Hundred Thousand Dollars ($300,000) and excluding any amounts for general overhead of any Transferor of its Affiliates or salaries of any employee of a Transferor or any Affiliate of Transferor) that are documented (e.g., invoice, receipt, etc.) to the reasonable satisfaction of Transferee, and the Escrow Agent shall deliver the balance of the Earnest Money to Transferee.

12. CLOSING

12.1. Transferors’ Closing Obligations. Transferors shall deliver or cause to be delivered to Transferee at Closing the following:

12.1.1. A certificate restating and reaffirming Transferors’ representations and warranties pursuant to Article 8 hereof, with such changes as shall be necessary to make such representations true, complete, and accurate in all material respects as of the date and time of Closing;

12.1.2. An Assignment of Membership Interests in substantially the form attached hereto as Exhibit E for each Property Owner and, if applicable, for each General Partner (collectively, the “Membership Assignments”), duly executed by the applicable Transferor conveying the Membership Interests applicable to such Property Owner or General Partner to Transferee (if Berkeley Place, LLC and Clemson Place (DE), LLC have been converted to limited partnerships, the Membership Assignment with respect thereto shall be converted to an assignment of limited partnership interests);

12.1.3. The Master Lease(s) duly executed by Master Tenant covering each of the Properties, along with a related Agreement of Principals for each such Master Lease, duly executed by Cecil M. Phillips and Place Properties, L.P.

12.1.4. A Transfer and Assignment of Reserves whereby the applicable Transferor shall assign to Transferee, with a limited warranty of title, all of such Transferor’s right, title, and interest in and to any reserves, deposits, escrows, or similar funds to be assigned to Transferee pursuant to Section 5.4 hereof;

12.1.5. An Assignment of Leases with respect to each individual Property whereby the applicable Transferor on behalf of each Property Owner shall assign to Master Tenant all of such Property Owner’s right, title and interest in and to the Leases applicable to such Property and Master Tenant shall agree to indemnify Transferee and Property Owner against and hold Transferee and Property Owner harmless from any claims, causes of action, damages, and expenses resulting from any failure by such Property Owner to have performed prior to the date of Closing the duties and obligations of the landlord or lessor arising under such Leases prior to the date of Closing, and whereby Master Tenant shall assume and agree to perform all of the obligations of such Property Owner under such Leases for the period from and after the date of closing and indemnify and hold harmless such Property Owner from any claims, causes of action, damages and expenses resulting from any failure by Master Tenant to so perform such duties and obligations;

12.1.6. An Assignment of Service Contracts with respect to each individual Property whereby the applicable Transferor on behalf of each Property Owner shall assign to Master Tenant all of such Property Owner’s right, title, and interest in and to any Service Contracts relating to such Property, and whereby Master Tenant shall assume and agree to perform all of the obligations of such Property Owner under such Service Contracts for the period from and after the date of Closing and Master Tenant shall indemnify, defend and hold harmless Transferee from any and all costs, liabilities, damages, costs and expenses arising under the Service Contracts or any other agreements relating to the operation or maintenance of such Property not disclosed to Transferee pursuant to this Agreement;

12.1.7. A title affidavit with respect to each individual Property executed by a representative of the applicable Property Owner and in a form reasonably satisfactory to the Title Company and containing the minimum representations which the Title Company shall reasonably require, and such other instruments, such as lien waivers and mechanics’ lien indemnities, as the Title Company shall reasonably require, in order to issue the Title Policies insuring Property Owner’s good and marketable fee simple title to the applicable Land and the Improvements free of exceptions for (i) the rights of parties in possession (other than tenants under Leases, as tenants only) and parties claiming rights to such Property other than under the Permitted Exceptions, (ii) mechanics and materialmen’s liens arising through such Transferor, (iii) unrecorded easements arising through such Transferor, (iv) brokerage liens arising through Transferor, and (v) any so called “gap” exception. Transferors shall also deliver to the Title Company such other instruments as the Title Company shall reasonably require in order to issue the Title Policies insuring Property Owner’s good and marketable title to the Land and Improvements free and clear of any exceptions other than the Permitted Exceptions. In addition, the Transferors shall deliver to Title Company the Non-Imputation Indemnity and an affidavit in the form as Title Company may require for the Non-Imputation Endorsement required herein for the Title Policies;

12.1.8. Evidence reasonably satisfactory to the Title Company of the legal existence and good standing of Transferors and Property Owners and the power and authority of the individual(s) executing and delivering this Agreement and the instruments and certificates described herein on behalf of Transferors and Property Owners to act for and bind Transferors and Property Owners;

12.1.9. A completed Form 1099S, or effective equivalent thereof, describing the sale of the Membership Interests;

12.1.10. To the extent required by law, Transferors will deliver an affidavit concerning compliance with, or exemption from, any applicable withholding laws of the state in which any Property is located or if any of Transferors are not exempt, such Transferors shall deliver the appropriate documentation required by the applicable withholding laws and withhold from the Acquisition Consideration and send to the applicable state the amount of any required withholding payments.

12.1.11. An affidavit from each Transferor that such Transferor is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended;

12.1.12. A Rent Roll for each Property, updated to the date and time of Closing and certified by the applicable Transferor for such Property Owner to be complete and accurate in all material respects;

12.1.13. Letters from Transferors to each Tenant notifying such Tenants of the lease of the Properties to the Master Tenant, such letters to be in such form as Transferee shall reasonably approve;

12.1.14. The Lender Consent Documents to be executed by Transferors;

12.1.15. A Closing Statement setting forth the prorations and adjustments required herewith, payment of all costs and expenses required pursuant to this Agreement and source and disposition of the Acquisition Consideration and all other funds transferred at Closing;

12.1.16. The Letter of Credit required to be delivered pursuant to the Master Lease;

12.1.17. Such conveyancing or transfer tax forms or returns or other similar disclosure forms as are required to be delivered or signed by Transferors under applicable state and local law in connection with the conveyance of any Membership Interests;

12.1.18. A termination of all management agreements in effect with respect to the Properties and the Property Owners;

12.1.19. A duly executed legal opinion of Transferors’ counsel in the form attached hereto as Schedule 12.1.19;

12.1.20. Signature pages to the Transferee’s Partnership Agreement and the Agreement Regarding Contributed Properties, each duly executed by the Designated Owners receiving Units, as limited partner;

12.1.21. If required by applicable state law, an amendment to each of the PT Articles of Organization, in form and substance suitable for filing with the applicable state governmental authority of the state of formation and other appropriate places, evidencing the withdrawal by the Transferor and the admission of the Transferee (or its nominee) as the sole member or limited partner of the applicable Property Owner and/or General Partner, and all other documents and instruments, if any, necessary to reflect the change in members or limited partners of the Property Owners and/or General Partners in the appropriate records of each state where such Property is located and Property Owner’s state of formation;

12.1.22. Originals of all documents which evidence or relate to the Membership Interests, including without limitation, all minute books, PT Operating Agreements, PT Articles of Organization, agreements relating to the Membership Interests, and other books, records and documents of the Property Owners and/or General Partners in the possession, custody or control of the Property Owners or Transferors, including but not limited to tax returns and records, litigation files, insurance policies, and other existing contracts and agreements;

12.1.23. Letters of resignation, dated as of the Closing Date, evidencing the resignation of any and all managers, directors and officers of the Property Transferors or General Partners, except as would relate to any special member or independent director required by the terms of the Existing Loans to be continuously maintained;

12.1.24. If applicable, the Repair Escrow Agreement;

12.1.25. The new management agreements for each of the Properties as required herein; and

12.1.26. The Trademark License Agreement.

12.2. Additional Deliveries by Transferors. In addition to the documents described in Section 12.1 above, Transferors shall deliver to Transferee or, at Transferee’s direction, to the Master Tenant at each of the Properties within three (3) business days following the Closing the following additional materials:

12.2.1. All such documents as shall be in the possession of Transferors that relate to the operation of the Properties that have not been previously delivered to Transferee under this Agreement;

12.2.2. An original copy, if any, of any Service Contract assumed by Master Tenant at Closing, and all keys to any doors or locks on the Properties which are in the possession of Transferors or Transferors’ agents;

12.2.3. Originals of all Leases that are in the possession of Transferors or their agents, together with originals or true copies of all Tenant files and any certificates of occupancy, plans and specifications, current real property tax bills, building permits, and licenses which are in the possession of Transferors or their agents.

12.3. Deliveries by Transferee at Closing. At Closing, Transferee shall deliver to Transferors the following documents and items:

12.3.1. A certificate indicating that the representations and warranties set forth in Article 9 are true and correct on the Closing Date, or, if there have been changes, describing such changes;

12.3.2. Immediately available funds in the full amount of the cash portion of the Acquisition Consideration, as adjusted pursuant to the terms of this Agreement;

12.3.3. The Membership Assignments;

12.3.4. The Lender Consent Documents to be executed by Transferee;

12.3.5. The Affiliate Lease executed on behalf of the Property Owner, as landlord, and executed by Transferee or its Affiliate, as tenant;

12.3.6. The Master Lease executed on behalf of the Transferee or its Affiliate, as the landlord;

12.3.7. If applicable, the Repair Escrow Agreement;

12.3.8. The Agreement Regarding Contributed Properties executed by Transferee and the REIT;

12.3.9. The Closing Statement to be delivered pursuant to Section 12.1.15;

12.3.10. Such conveyancing or transfer tax forms or returns or other similar disclosure forms, if any, as are required to be delivered or signed by Transferee by applicable state and local law in connection with the conveyance of any Membership Interests;

12.3.11. The Trademark License Agreement; and

12.3.12. A duly executed legal opinion of Transferee’s counsel in substantially the same form as Transferor’s counsel’s legal opinion.

12.4. Other Instruments. In addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the other party, execute and deliver to the other party such other instruments of transfer, conveyance and assignment and shall take such other action as may be reasonably required to effectively carry out the terms of this Agreement, provided that no such additional document or action shall expand any obligation, covenant, representation or warranty of either party or result in any new or additional obligations, covenants, representations or warranties by any party beyond those expressly set forth in this Agreement.

12.5. Possession. Possession of the Properties shall be delivered at Closing subject only to the Permitted Exceptions and the rights of tenants in possession under the Leases.

13. RISK OF LOSS

13.1. Condemnation and Casualty. If, prior to the Closing Date, all or any portion of any Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Transferors shall notify Transferee of such fact promptly after Transferors obtain knowledge thereof. If such condemnation or casualty is “Material” (as hereinafter defined), Transferee shall have the option to terminate this Agreement as to the Membership Interests in the Property Owner that owns the affected Property, upon notice to Transferors given not later than fifteen (15) days after receipt of Transferors’ notice, or the Closing Date, whichever is earlier. Notwithstanding the foregoing, Transferee shall not have the right to terminate this Agreement with respect to any Membership Interests in a Property Owner that owns a Property encumbered by the Assumed Loan unless the Assumed Lender approves the release of the applicable Property from the Assumed Loan Documents. Transferee may elect to extend the Closing Date up to thirty (30) days by written notice to Transferors in order to obtain approval for such partial release. If this Agreement is terminated as to Membership Interests in a Property Owner that owns a particular Property, the Closing as to the balance of the Properties shall continue as provided in this Agreement (the Acquisition Consideration to be reduced by the amount allocated to the terminated Property as set forth in Exhibit B attached hereto and the Master Lease to be modified to reflect the elimination of such Property.) If this Agreement is not terminated with respect to any particular Property as a result of condemnation or casualty, Transferors shall not be obligated to repair any damage or destruction but (x) Transferors shall assign or cause to be assigned, without recourse, and turn over to Transferee, subject to all rights and requirements of the Assumption Lender under the Assumed Loan Documents, all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of their right, title and interest therein) payable with respect to such fire or other casualty or condemnation, including any rent loss insurance for such casualty or condemnation applicable to the period after Closing, if transferable, and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Acquisition Consideration except for a credit in the amount of the applicable insurance deductible and an amount equal to any rent loss insurance payable to Transferors that can not be transferred to Transferee.

13.2. Condemnation Not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Acquisition Consideration and, after deducting Transferors’ reasonable costs and expenses incurred in collecting any award, Transferors shall assign, or cause to be assigned, without recourse, subject to all rights and requirements of the Assumption Lender under the Assumed Loan Documents, all remaining awards or any rights to collect awards to Transferee on the Closing Date.

13.3. Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Acquisition Consideration except for a credit in the amount of the applicable insurance deductible and Transferors shall not be obligated to repair such damage or destruction and Transferors shall assign, or cause to be assigned, without recourse, and turn over to Transferee all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty applicable to the period after Closing.

13.4. Materiality. For purposes of this Article 13 (i) with respect to a taking by eminent domain, the term “Material” shall mean any taking of access to any Property or any parking for any Property or any building at any Property or any other portion of any Property having a reasonably estimated value or having a cost of repair or replacement of $500,000.00 or more, in the opinion of Transferee’s and Transferors’ respective engineering consultants; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repairs are reasonably expected to be $500,000.00 or more, in the reasonable opinion of Transferee’s and Transferors’ respective engineering consultants.

14. DEFAULT

14.1. Default by Transferee. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of any default of Transferee, Transferee and Transferors agree it would be impractical and extremely difficult to fix the damages which Transferors may suffer. Therefore, Transferee and Transferors hereby agree a reasonable estimate of the total net detriment Transferors would suffer in the event Transferee defaults and fails to complete the purchase of the Membership Interests is and shall be, as Transferors’ sole and exclusive remedy (whether at law or in equity), a sum equal to the Earnest Money. Upon such default by Transferee, Transferors shall have the right to receive the Earnest Money from the Escrow Agent as their sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Transferors nor Transferee shall have any further rights or obligations hereunder except with respect to the Obligations Surviving Termination. The amount of the Earnest Money shall be the full, agreed and liquidated damages for Transferee’s default and failure to complete the purchase of the Membership Interests, all other claims to damages or other remedies being hereby expressly waived by Transferors. Notwithstanding the foregoing, nothing contained herein shall limit Transferors’ remedies at law or in equity as to the Obligations Surviving Termination.

14.2. Default by Transferors. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Transferors, Transferee may elect, as the sole and exclusive remedy of Transferee, either to (i) terminate this Agreement, receive the Earnest Money from the Escrow Agent, and recover from Transferors all of Transferee’s out-of-pocket expenses incurred to the date of such termination (including, without limitation, Transferee’s attorneys’ fees and expenses) pursuant to this Agreement and the transactions contemplated hereby, such out-of-pocket expenses not to exceed a total of $500,000.00, or (ii) enforce specific performance of Transferors’ obligation to convey the Membership Interests, without adjustment to, or credit against, the Acquisition Consideration. Transferee shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Transferee fails to deliver to Transferors written notice of its intent to file a cause of action for specific performance against Transferors on or before thirty (30) days after written notice of termination from Transferors or thirty (30) days after the originally scheduled Closing Date, whichever shall occur first, or having given Transferors notice, fails to file a lawsuit asserting such cause of action within sixty (60) days after the originally scheduled Closing Date. In no event shall Transferors be liable to Transferee for any punitive, speculative, or consequential damages. Notwithstanding the foregoing, nothing contained herein shall limit Transferee’s remedies at law or in equity as to the Obligations Surviving Termination.

14.3. Other Remedies. Nothing in this Agreement, including the terms of Sections 14.1 and 14.2 above, shall limit Transferor’s and Transferee’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provision contained in this Agreement, or with respect to any other obligations which survive the Closing under the terms of this Agreement. In any such event, any obligations, representations, warranties, covenants and agreements of the Transferors under this Agreement that were breached prior to Closing shall be deemed the obligations only of Transferors, and Transferors waive any right to reimbursement or contribution from Property Owners.

15. BROKERS

15.1. Brokers and Finders. In connection with the transactions contemplated by this Agreement (a) Transferors hereby represent and warrant to Transferee that, other than Blue Vista Capital, LLC (“Blue Vista”), Transferors’ investment advisor, Transferors and the Property Owners have not incurred, and shall not incur, any obligation to any third party for the payment of any broker’s fee, finder’s fee, commission or other similar compensation, and (b) Transferee hereby represents and warrants to Transferors that, other than UBS Securities LLC (“UBS”), Transferee’s mergers and acquisitions advisor, Transferee has not incurred, and shall not incur, any obligation to any third party for the payment of any broker’s fee, finder’s fee, commission or other similar compensation. Transferors shall be solely responsible for payment of any fees due to Blue Vista in connection with this transaction pursuant to the terms of a separate agreement. Transferee shall be solely responsible for payment of any fees due to UBS in connection with this transaction pursuant to the terms of a separate agreement. In the event of a claim for a broker’s fee, finder’s fee, commission or other similar compensation in connection herewith, Transferee, if such claim is based upon any agreement alleged to have been made by Transferee, hereby agrees to indemnify and hold Transferors harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) which Transferors may sustain or incur by reason of such claim, and Transferors, if such claim is based upon any agreement alleged to have been made by any Transferors or the Property Owners, hereby agree to indemnify and hold Transferee and Property Owners harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) which Transferee or Property Owners may sustain or incur by reason of such claim. The provisions of this Section 15.1 shall survive the Closing and/or termination of this Agreement.

16. CONFIDENTIALITY

16.1. Transferee’s Confidentiality Obligations. Transferee expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public, all financial information concerning Transferors, the Membership Interests or the Properties, and (except as required by applicable law, regulation, or legal process) the terms, conditions and negotiations concerning the same are confidential in nature and therefore shall be held in the strictest confidence by Transferee and shall not be disclosed by Transferee except to its legal counsel, surveyors, title company, broker, accountants, consultants, officers, partners, directors and shareholders and any prospective lenders, financial partners and their agents, consultants and representatives (the “Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Transferee agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information and at the request of Transferors, to promptly inform Transferors of the identity of each such Authorized Representative. Transferee further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Transferee in connection with the Properties and the Membership Interests that are not otherwise known by or readily available to the public will not be disclosed by Transferee to any third persons (other than to its Authorized Representatives) without the prior written consent of Transferors. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Transferee shall promptly return to Transferors, and shall instruct its Authorized Representatives to return to Transferors, all copies and originals of all documents and information provided to Transferee by Transferors. Nothing contained in this Section 16.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 16.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Governmental Authorities required by reason of the transactions provided for herein. If the Transferee or any member of the Authorized Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the confidential information described herein, the applicable member of the Authorized Representatives will notify the Transferors promptly so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms of this Section 16.1. In the event that no such protective order or other remedy is obtained, or if the Transferors waive compliance with the terms of this Section 16.1, the applicable member of the Authorized Representatives may furnish only that portion of the confidential information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Transferee acknowledges that remedies at law may be inadequate to protect the Transferors against any actual or threatened breach of this Section 16.1 and, without prejudice to any other rights and remedies otherwise available, Transferee agrees to the granting of injunctive relief in favor of the Transferors. The provisions of this Section 16.1 shall survive any termination of this Agreement.

16.2. Transferors’ Confidentiality Obligations. Transferors acknowledge that the matters relating to the REIT, this Agreement, and this transaction (collectively, the “Information”) are confidential in nature. Therefore, Transferors and, if applicable, each Designated Owner, covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process including applicable securities laws), without the Transferee’s prior written consent, disclose any Information in any manner whatsoever; provided, however, (a) that the Information may be revealed only to the Transferors’ directors, officers, employees, legal counsel, consultants, and advisors and to the Existing Lenders (collectively, the “Information Group”), in each case on a “need to know” basis, each of whom shall be informed of the confidential nature of the Information, and (b) this confidentiality agreement is not intended to limit Transferors’ continued use of its books, records, documents and other materials necessary for the continued conduct of Transferors’ daily business and that of the respective Properties. If the Transferors or any member of the Information Group is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify the Transferee promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 16.2. In the event that no such protective order or other remedy is obtained, or that the Transferee waives compliance with the terms of this Section 16.2, the applicable member of the Information Group may furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. Transferors acknowledge that remedies at law may be inadequate to protect the Transferee or the REIT against any actual or threatened breach of this Section 16.2, and, without prejudice to any other rights and remedies otherwise available, Transferors agree to the granting of injunctive relief in favor of the REIT and/or the Transferee. Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms tax treatment and tax structure have the meanings specified in Treasury Regulation Section 1.6011-4(c). Transferee agrees that if the transaction contemplated by this Agreement is not consummated for any reason, then Transferee will (i) return to Transferors all documents and information obtained from Transferors promptly upon request and (ii) keep the Information confidential and will not (except as required by applicable law, regulation or legal process including applicable securities laws), without the Transferors’ prior written consent, disclose any Information, the content or results of Transferee’s investigations and the information contained in the materials delivered by Transferors to Transferee, in any manner whatsoever or use the information gathered by Transferee or sent by Transferors to Transferee in a manner which will (a) harm or tend to harm Transferor, or (b) provide Transferee with an advantage in dealing with third parties in competition with Transferors or any Transferor Affiliate.

17. ASSIGNMENT

Transferee shall be entitled to assign its right, title and interest herein in whole or in part to any corporation, partnership, limited liability company, or other entity controlled by or under common control with Transferee. Any other assignment by Transferee shall be made only with the prior written consent of Transferors, which consent may be withheld for any reason or for no reason. Any assignee shall expressly assume all of Transferee’s duties, obligations and liabilities hereunder, and a copy of such assignment and assumption shall be provided with reasonable promptness to Transferors. In the event of an assignment, the Transferee named in this Agreement shall remain obligated for all of the obligations and liabilities of Transferee to Transferors arising under this Agreement. Transferee shall also have the right to designate particular entities as the entity(ies) to acquire the portion of the Membership Interests applicable to particular Property Owners.

18. MISCELLANEOUS

18.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefore, by facsimile delivery (with confirmation by hard copy delivered by overnight courier for next business day delivery), by overnight courier, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Transferee:

Education Realty Operating Partnership, LP

c/o Education Realty Trust, Inc.

530 Oak Court Drive, Suite 300

Memphis, Tennessee 38117

Attention: Paul Bower

Telephone No.: (901) 259-2500

Fax No.: (901) 259-2594

With a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attention: Bruce A. Wobeck, Esq.

Telephone No.: (404) 504-7739

Fax No.: (404) 365-9532

To Transferors:

Place Properties, LP

3445 Peachtree Road, N.E.

Suite 1400

Attention: Cecil Phillips

Telephone No.: (404) 495-7521

Fax No.: (404) 495-7523

With a copy to:

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, GA 30309-3592

Attention: Malcolm D. Young, Jr.

Telephone No.: (404) 815-3774

Fax No.: (404) 685-7074

To Escrow Agent:

Chicago Title Insurance Company

4170 Ashford Dunwoody Road, Suite 460

Atlanta, Georgia 30319

Attention: Erika Peeke

Telephone No.: (404) 303-6300

Fax No.: (404) 303-8484

18.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Georgia, without regard to the conflict of laws principles thereof.

18.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

18.4. Business Days. If any date herein set forth for the performance of any obligations of Transferors or Transferee or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

18.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

18.6. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

18.7. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Transferors and Transferee have contributed substantially and materially to the preparation of this Agreement.

18.8. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the contribution of the Membership Interests and are intended to be an integration of all prior negotiations and understandings. Transferee, Transferors and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived. No failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by either party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

18.9. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.10. Survival. Except as otherwise specifically provided for in this Agreement (including, without limitation, Section 8.2), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and transfer of the Acquisition Consideration but be merged therein.

18.11. Exhibits and Schedules. Exhibits A-1 through E and the Schedules attached hereto are incorporated herein by reference.

18.12. Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

18.13. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 18.13 shall survive Closing and/or any termination of this Agreement.

18.14. Escrow Agreement.

18.14.1. Instructions. Transferee and Transferors each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Transferee and Transferors) with Escrow Agent, and, upon receipt of the Earnest Money from Transferee, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Transferee and Transferors shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Transferors and Transferee.

18.14.2. Liability of Escrow Agent. The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a certificate from Transferee or Transferors as to how the Earnest Money (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Transferors or Transferee (the “Notifying Party”) to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 18.1 herein (the “Notice Parties”). If the Notice Parties do not object to the Notifying Party’s notice to the Escrow Agent within ten (10) days after the Notice Parties’ receipt of the Notifying Party’s certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party’s certificate, a dispute shall exist and the Escrow Agent shall hold the Earnest Money as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Earnest Money if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Earnest Money, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Transferee and Transferors for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Earnest Money.

18.15. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

TRANSFERORS:

PLACE PROPERTIES, L.P., a Tennessee limited partnership By: Place Collegiate Properties Co., a Tennessee corporation, its general partner By: /s/ Cecil M. Phillips

Cecil M. Phillips, President
PLACE MEZZ BORROWER, LLC, a Delaware limited liability company By: /s/ Cecil M. Phillips

[Additional Signature Page Follows]

TRANSFEREE:

EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership By: Education Realty OP GP, Inc., its General Partner By: /s/ Paul O. Bower

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Earnest Money and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/

Name:

Title:

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1- Exhibit A-2- Exhibit B- Exhibit C- Exhibit D- Exhibit E-	Property Owners and Property Descriptions
Legal Descriptions
Allocation of Acquisition Consideration
Due Diligence Documents Delivered by Transferors
Form of Master Lease
Form of Assignment of Membership Interests

SCHEDULES

Schedule 1.37
Schedule 1.41
Schedule 2.3
Schedule 2.4(a)
Schedule 2.4(b)
Schedule 5.6
Schedule 7.1
Schedule 7.4
Schedule 8.1.4
Schedule 8.1.5
Schedule 8.1.9
Schedule 8.1.10
Schedule 8.1.13
Schedule 8.1.26
Schedule 8.1.32(a)
Schedule 8.1.32(b)
Schedule 9.1.4
Schedule 12.1.19
List of Required Repairs
Form of Trademark License Agreement
Personal Property
Trademarks and Tradenames
List of WebRoomz Software Licenses
Form of Repair Escrow Agreement
Title Objections
Form of Non-Imputation Indemnity
Outstanding Litigation
Environmental Reports
Tenant Defaults
Service Contracts
Existing Loans
Transferee’s Partnership Agreement
PT Operating Agreements
PT Articles of Organization
Agreement Regarding Contributed Properties
Form of Legal Opinion of Transferors’ Counsel

EXHIBIT A-1

PROPERTIES AND TRANSFERORS

Property	Owner
Berkeley Place Clemson, South Carolina	Berkeley Place, LLC, a South Carolina limited liability company

Cape Place Cape Girardeau, Missouri	Cape Place (DE), LLC, a Delaware limited liability company

Carrollton Place Carrollton, Georgia	Carrollton Place, LLC, a Georgia limited liability company

Clayton Place I & II Morrow, Georgia	Clayton Place (DE), LLC, a Delaware limited liability company

Clemson Place Clemson, South Carolina	Clemson Place (DE), LLC, a Delaware limited liability company

Jacksonville Place Jacksonville, Alabama	Jacksonville Place (DE), LLC, a Delaware limited liability company

Macon Place Macon, Georgia	Macon Place (DE), LLC, a Delaware limited liability company

Martin Place Martin, Tennessee	Martin Place (DE), LLC, a Delaware limited liability company

Murray Place Murray, Kentucky	Murray Place (DE), LLC, a Delaware limited liability company

River Place Carrollton, Georgia	River Place (DE), LLC, a Delaware limited liability company

Statesboro Place Statesboro, Georgia	Southern Place, LLC, a Georgia limited liability company

Troy Place Troy, Alabama	Troy Place (DE), LLC, a Delaware limited liability company

Western Place Bowling Green, Kentucky	Western Place, LLC, a Georgia limited liability company

EXHIBIT A-2

LEGAL DESCRIPTIONS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT B

ALLOCATION OF ACQUISITION CONSIDERATION

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT C

DUE DILIGENCE DOCUMENTS
DELIVERED BY TRANSFERORS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT D

FORM OF MASTER LEASE

Filed herewith as Exhibit 10.1.

EXHIBIT E

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

SCHEDULE 1.37

LIST OF REQUIRED REPAIRS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 1.41

NON-EXCLUSIVE SERVICE MARK LICENSE AGREEMENT FROM

PLACE PROPERTIES, L.P. TO EDUCATION REALTY OPERATING PARTNERSHIP, L.P.

THIS NON-EXCLUSIVE SERVICE MARK LICENSE AGREEMENT (the “Agreement”) is made this       day of      , 2005 by and between PLACE PROPERTIES, L.P., a Tennessee limited partnership (“Licensor”), and EDUCATION REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Licensee”) (Licensor and Licensee will be collectively referred to as the "Parties”).

R E C I T A L S:

WHEREAS, Licensor is the owner of the common law trade marks and trade names listed in Schedule A attached hereto (the “Marks”).

WHEREAS, the Marks are used by certain affiliates of Licensor in connection with the operation of the student housing properties listed on Schedule B attached hereto (collectively, the “Projects”);

WHEREAS, on or about the date hereof, Licensee is acquiring all ownership interests in the entities which own the Projects, and is simultaneously leasing such Projects back to      (“Tenant”), an affiliate of Licensor, pursuant to that certain Lease Agreement between Licensee and Tenant dated of even date herewith (the “Lease”); and

WHEREAS, Tenant shall continue to utilize the Marks in connection with its operation of the Projects under the terms of the Lease; and

WHEREAS, Licensee desires the right to continue to use the Marks for a transitional period following termination of the Lease;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

1. License. Licensor hereby grants to Licensee a non-exclusive, royalty-free, non-transferable right to use the Marks in conjunction with the ownership and operation by Licensee of the Projects for a period commencing on the date of termination of the Lease (herein referred to as the “Effective Date”) and ending nine (9) months thereafter, unless earlier terminated pursuant to the terms of this Agreement. Licensee’s rights with respect to use of the Mark shall include, without limitation, using the Marks (i) to identify the Projects, (ii) in connection with the day-to-day operation of the Projects, (iii) to market and advertise the Projects, and (iv) to transition from the use of the Marks to other trademarks and service marks of Licensee. Such operation by Licensee may be performed directly by Licensee or may be effected through direct everyday control of other business entities by Licensee. Licensee shall have no right to use the Marks in conjunction with any property other than the Projects or to provide for any new usages of the Marks with respect to the Projects not existing as of the Effective Date, except as specified above. The Marks may also be used by “Affiliates” of Licensee solely in the manner and for the term set forth herein. For the purposes of this Agreement, an “Affiliate” of an entity is any entity that controls, is controlled by, or is under common control with the entity in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise. Licensee shall cause all Affiliates to be subject to Licensee’s requirements and the Licensee’s limitations of use set forth in this Agreement, as if such Affiliates were parties hereto.

2. Quality of Services. At all times during the term of this Agreement the Projects shall be managed and maintained so that the quality of the Projects shall be maintained in good running order and shall have an aesthetic appeal at all times at least equal to the aesthetic appeal existing at the Effective Date, ordinary wear and tear and depreciation excepted.

3. Use of the Marks. Upon request, Licensee shall provide Licensor with samples of all literature, brochures, letterhead, business cards, voice mail, signs, and advertising material prepared or used by Licensee bearing the Marks. When using the Marks under this Agreement, Licensee undertakes to comply substantially with all laws pertaining to trademarks in force at any time within the United States, consistent with Licensor’s prior uses thereof. This provision includes compliance with marking requirements imposed under this Agreement or under the laws of the United States.

4. Inspection. Licensee will permit duly authorized representatives of Licensor to inspect the Projects at all reasonable times upon at least three (3) days prior written notice solely for the purposes of ascertaining or determining compliance of use of the Marks as provided for herein.

5. INDEMNITY AND DISCLAIMER. LICENSOR MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO ANY SERVICES RENDERED BY LICENSEE UNDER THE MARKS AND DISCLAIMS ALL LIABILITY TO LICENSEE OR TO THIRD PARTIES FOR LOSSES RESULTING FROM, ARISING OUT OF OR IN CONNECTION WITH SUCH SERVICES. LICENSEE AGREES TO DEFEND, INDEMNIFY, AND HOLD HARMLESS LICENSOR AND ITS GENERAL PARTNERS, LIMITED PARTNERS, AFFILIATES, AGENTS AND ASSIGNEES FROM AND AGAINST ALL CLAIMS, JUDGMENTS, ACTIONS, DEBTS OR RIGHTS OF ACTION, OF WHATEVER KIND, AND ALL COSTS, INCLUDING REASONABLE LEGAL FEES, ARISING OUT OF THE RENDITION OF SERVICES BY LICENSEE UNDER THE MARKS. THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

6. Goodwill. Licensee shall use the Marks only in compliance with the terms and conditions contained herein. All Marks, and any changes, derivations, additions, approximations and deceptively similar names and all goodwill accruing to the use thereof, shall remain the property of, and inure to the benefit of, Licensor. Licensee hereby appoints Licensor as its attorney-in-fact to convey to Licensor any and all additional trademark or service mark rights which may be acquired by Licensee that are derivations, additions, approximations or deceptively similar names to the Marks.

7. Ownership of the Marks. Licensee acknowledges Licensor’s right, title and interest in and to the Marks and any registrations that have issued or may issue thereon, and Licensee agrees that it will not at any time do or cause to be done any act or thing contesting or, to Licensee’s actual knowledge, in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Marks, Licensee shall not in any manner represent that it has any ownership in the Marks or registration thereof, and the Parties hereto acknowledge that any use of the Marks, including all good will associated therewith, shall inure to the benefit of Licensor.

8. Partnership; Agency. The Parties specifically intend that this Agreement does not constitute a partnership or joint venture agreement and no partnership or joint venture shall be implied.

9. Assignments; Licenses. Licensee shall not assign, sublicense or delegate any rights or obligations under this Agreement, except that Licensee may assign its rights under this Agreement to any successor in interest to Licensee as landlord under the Lease. Licensor may freely assign or license its rights under this Agreement.

10. Third Parties. Except as set forth or referred to herein, nothing in this Agreement is intended or shall be construed to confer upon or give to any party other than the Parties hereto and any of Licensor’s successors and assigns any rights or remedies under or by reason of this Agreement.

11. Notice of Infringement. Licensee shall notify Licensor in writing, upon Licensee obtaining any knowledge of infringement, or possible infringement, of any of the Marks. Licensor shall have no obligation to take any action, but should Licensor take action, Licensee will fully cooperate with Licensor.

12. Term. This Agreement shall be effective for nine (9) months from the Effective Date, at which time the license will terminate. In addition, the license described in this Agreement shall terminate immediately upon the first to occur of the following:

(i) any act of bankruptcy by or against Licensee or against the general partner of Licensee;

(ii) any assignment for the benefit of creditors of Licensee or the general partner of Licensee;

(iii) any attachment, execution of judgment or process against Licensee’s rights under the license granted hereunder or under this Agreement, unless satisfied or released within sixty (60) days; or

(iv) the dissolution of Licensee.

This Agreement shall also terminate immediately upon written notice to Licensee for any material breach by Licensee of its duties under the “Use of the Marks” clause of this Agreement to properly monitor and control the usage of the Marks if Licensee fails to cure such material breach within thirty (30) days after receipt of notice of such breach, specifying the nature of such breach.

13. Consequences of Termination or Expiration of the Term of this Agreement. Upon the expiration or other termination of this Agreement as set forth in paragraph 12, Licensee shall immediately and forever cease from using the Marks in all embodiments and forms, including any confusingly similar variations thereof, in connection with the Projects or any other goods or services, or as part of Licensee’s business name. Without limiting the foregoing, Licensee shall, no later than five (5) days after expiration or termination of this Agreement, complete the following tasks (i) through (iv) to ensure no further use of the Marks.

(i) Remove all references to the Marks on brochures, literature, letterhead, business cards, voice mail, advertising, signage, software (to the extent allowed by the licensor of such software) and any other medium, regardless of form of medium, in which Licensee has used the Marks in the past, except for references that Licensee does not reasonably control, such as previously published Yellow Pages, letterhead sent to third parties, etc.

(ii) Where such references in (i) above may not be removed by erasure, or with correction fluid or tape, destroy all items making such references.

(iii) Inform all Licensee’s employees, officers and directors in writing that the Marks are no longer to be used in connection with the Projects or any other goods or services.

(iv) Notify all Licensee’s tenants, clients, advertisers, contractors and similar persons or entities that are involved with the Projects that Licensee has henceforth ceased using the Marks in connection with the Projects or any other goods or services.

14. Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if hand delivered with receipt acknowledged, or mailed by certified or registered mail postage prepaid, or mailed by a nationally recognized overnight delivery service addressed to the party to be notified at its address shown below, or to such other person or at such other address as may be furnished in writing to the other party hereto.

If to Licensor:	Place Properties, L.P. Two Live Oak, Suite 1400 3445 Peachtree Road, NE Atlanta, Georgia 30326 Attn: Cecil M. Phillips

with a copy to:	Malcolm D. Young, Jr. Smith, Gambrell & Russell, LLP Suite 3100, Promenade II 1230 Peachtree Street, NE Atlanta, Georgia 30309-3592

If to Licensee:	Education Realty Operating Partnership, L.P. 530 Oak Court Drive, Suite 300 Memphis, Tennessee 38117 Attention: Paul O. Bower

with a copy to:	Morris, Manning & Martin, LLP

1600 Atlanta Financial Center
3343 Peachtree Road
Atlanta, Georgia 30326-1044
Attention: Andrew C. Williams

15. Entire Agreement. This Agreement encompasses the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof.

16. Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties hereto shall be construed and enforced accordingly. The Parties hereto acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

17. Schedules. Schedules A and B are attached hereto and incorporated herein.

18. JURISDICTION. THIS LICENSE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND THE PARTIES HERETO AGREE TO JURISDICTION OF THE STATE AND FEDERAL COURTS OF GEORGIA, WHICH COURTS SITTING IN ATLANTA, GEORGIA SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY CONTROVERSY AND/OR ANY COURT ACTION ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Agreement effective as of the date and in the capacities shown below.

SCHEDULE 2.3

PERSONAL PROPERTY

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 2.4(a)

TRADEMARKS AND TRADENAMES

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 2.4(b)

LIST OF WEBROOMZ SOFTWARE LICENSES

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 5.6

FORM OF REPAIR ESCROW AGREEMENT

REQUIRED REPAIR ESCROW AGREEMENT

This Required Repair Escrow Agreement (“Escrow Agreement”) is made as of the      day of      , 2005, by and among PLACE PROPERTIES, L.P., a Tennessee limited partnership and PLACE MEZZ BORROWER, LLC, a Delaware limited liability company (collectively, “Transferors”); [EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership] (“Transferee”); and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS

WHEREAS, Transferors and Transferee have entered into a certain Contribution Agreement dated September      , 2005, (the “Contribution Agreement”); and

WHEREAS, pursuant to the Contribution Agreement, on the date hereof Transferee [or its Affiliate] has acquired all of the membership interests in [Berkeley Place, LLC, River Place (DE), LLC and Western Place, LLC] (the “Property Owners”), and such Property Owners own the following student housing projects, respectively: [Berkeley Place, located in Clemson, South Carolina, River Place, located in Carrollton, Georgia and Western Place, located in Bowling Green, Kentucky] (each a “Project”, and collectively the “Projects”);

WHEREAS, pursuant to the Contribution Agreement, Transferors agreed to complete, at their sole cost and expense, the “Required Repairs”, as defined therein;

WHEREAS, the Required Repairs have been completed except for certain items described in Exhibit “A” attached hereto and made a part hereof (the “Repair Items”) and Transferors and Transferee have requested Escrow Agent to receive funds to be held in escrow and applied to the cost of completing the Repair Items in accordance with this Escrow Agreement.

NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

ACCEPTANCE BY ESCROW AGENT. Escrow Agent hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.

DEPOSIT OF FUNDS. On the date hereof Transferors shall deposit in escrow with Escrow Agent the amount of $     .     to secure payment of the Repair Items (the “Escrow Fund”). Escrow Agent shall deposit such funds in a separate interest bearing account established solely for the purpose of holding the Escrow Fund. All interest shall be added to the Escrow Fund. Transferors will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Interest will accrue on said account at the rate provided by the institution in which the escrowed funds are deposited.

All interest will accrue to and be reported to the Internal Revenue Service for the account of:

Name:

Address:

Attention:

Phone:

Tax Identification No.:

TRANSFERORS’ WORK. Transferors, at their sole cost and expense, shall complete all of the Repair Items in a good workmanlike and lien free manner and in compliance with all applicable laws, rules and regulations on or before March 31, 2006, subject to extensions for any delays caused by force majeur events. Transferors shall endeavor in good faith to provide written notice of any force majeur delays to Transferee promptly after the occurrence thereof.

DISBURSEMENT OF ESCROW FUND.

On a monthly basis, upon completion of any portion of the Repair Items at any Project and the inspection and approval thereof by Transferee, not to be unreasonably withheld or delayed, Transferors shall provide to Escrow Agent and Transferee a written request for disbursement from the Escrow Funds (“Transferors’ Disbursement Notice”) which shall contain the following: (a) a certificate from the Transferors that such Repair Items which have been performed to date have been performed in a good workmanlike and lien free manner and in compliance with all applicable laws, rules and regulations; (b) to the extent such Repair Items have been completed, copies of all permits or approvals to the extent required from any governmental authority evidencing satisfactory completion of such Repair Items; (c) an interim lien waiver or a final completion affidavit and lien waiver, as applicable, from the contractor or contractors (each a “Contractor”) as to all of such Repair Items; and (d) copies of the contractor’s draw request(s) or invoices for the Repair Items so performed and, if completed, a certification from Transferors stating the total cost of such Repair Items. Unless Transferee shall notify Escrow Agent in writing that it objects to such disbursement within five (5) days of receipt of Transferor’s Disbursement Notice and related documentation, Escrow Agent shall disburse to Transferors from the Escrow Fund the amount requested by Transferors in the Transferor’s Disbursement Notice, provided that, in no event shall Escrow Agent be required to disburse any amount in excess of the amount of Escrow Funds then held by Escrow Agent. Upon completion of all Repair Items and submission of all documentation required herein and payment of all costs relating to the Repair Items pursuant to this Paragraph and/or Paragraph 5 below, the remaining balance of the Escrow Funds, if any, shall be disbursed to Transferors.

TRANSFEREE’S RIGHT TO COMPLETE TRANSFERORS’ WORK.

In the event that Transferors have not fully completed any of the Repair Items on or before March 31, 2006, subject to extension for any delays caused by force majeur events as permitted above, then Transferee shall have the right at its option, to hire a contractor to complete such Repair Items not completed by Transferors and shall be entitled to receive reimbursement for the costs and expenses incurred by Transferee in connection with such work. In the event Transferee shall elect to complete any or all of such Repair Items, on a monthly basis, Transferee may submit to Escrow Agent and Transferors a written request for reimbursement of the costs and expenses incurred by Transferee in connection with its completion of any or all of such Repair Items (the “Transferee’s Disbursement Notice”) which shall contain the following: (a) a certificate of Transferee certifying as to the completion of such Repair Items, (b) an interim lien waiver or a final completion affidavit and lien waiver, as applicable, executed by Transferee’s contractor for the Repair Items completed on behalf of Transferee, (c) copies of all permits or approvals to the extent required from any governmental authority evidencing satisfactory completion of the Repair Items, and (d) copies of the contractor’s draw request(s) or invoices for the Repair Items so completed and a certification from Transferee stating the total cost of such Repair Items. Unless Transferors shall notify Escrow Agent in writing that they object to such disbursement within five (5) days of the date of receipt of Transferee’s Disbursement Notice and related documentation, Escrow Agent shall pay to Transferee the amount requested in the Transferee’s Disbursement Notice, provided in no event shall Escrow Agent be required to disburse any amount in excess of the amount of Escrow Funds then held by Escrow Agent. Upon completion of all Repair Items and submission of all documentation required herein and payment of all costs relating to the Repair Items pursuant to this Paragraph and/or Paragraph 4 above, the remaining balance of the Escrow Funds, if any, shall be disbursed to Transferors.

EXCULPATION OF ESCROW AGENT. In performing its duties hereunder, Escrow Agent, except for its negligence, willful misconduct or breach of its obligations under this Agreement, shall not incur any liability to anyone for any loss or damage resulting from any good faith act or forbearance of Escrow Agent, any default, error, action or omission of any party other than Escrow Agent, the lack of authenticity of any writing delivered to Escrow Agent or of any signature thereto or the lack of authority of the signatory to such writing, Escrow Agent’s compliance with all attachments, writs, orders, judgments or other legal process issued out of any court, Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding or any loss or damage which arises after the Escrow Amount has been disbursed in accordance with the terms of this Escrow Agreement.

DISPUTES. In the event of a dispute between Transferors and Transferee sufficient, in the sole discretion of Escrow Agent, to justify it doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Fund, together with such legal pleadings as it may deem appropriate, and thereon be discharged from all further duties and liabilities under this Escrow Agreement. Any such legal action may be brought in such court as Escrow Agent shall determine to have jurisdiction thereof. All fees and expenses of Escrow Agent relating to such interpleader shall be paid from the Escrow Fund.

INDEMNITY OF ESCROW AGENT. Transferors and Transferee hereby indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and legal counsel fees actually incurred, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties hereunder, unless arising from Escrow Agent’s negligence, willful misconduct or breach of its obligations under this Agreement, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter hereof.

ESCROW FEES. Escrow Agent shall be entitled to receive a fee in the amount of $     .      (the “Escrow Fee”) for the services provided hereunder. This Escrow Fee shall be deducted from the Escrow Fund by the Escrow Agent.

NOTICES. All notices, payments, demands or requests required or permitted to be given pursuant to this Escrow Agreement shall be in writing and shall be deemed to have been properly given or served and shall be deemed effective upon confirmed delivery, when sent by facsimile transmission or by private courier service for same day or overnight delivery. The time period in which a response to any notice, demand or request must be given shall commence on the date of actual receipt (or deemed receipt in the case of rejection or refusal to accept delivery pursuant to the following sentence) by the addressee thereof. Rejection or other refusal to accept delivery or inability to deliver because of changed address of which no notice has been given, shall constitute receipt of the notice, demand or request sent. Any such notice, demand or request shall be sent to the respective addresses set forth below:

TRANSFERORS:	Place Properties, LP
Place Mezz Borrower, LLC
3445 Peachtree Road, N.E.
Suite 1400
Attention: Cecil Phillips
Telephone No.: (404) 495-7521
Fax No.: (404) 495-7523
With a copy to:	Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, GA 30309-3592
Attention: Malcolm D. Young, Jr.
Telephone No.: (404) 815-3774
Fax No.: (404) 685-7074
TRANSFEREE:	Education Realty Operating Partnership, LP
c/o Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
Attention: Paul Bower
Telephone No.: (901) 259-2500
Fax No.: (901) 259-2594
with a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: Bruce A. Wobeck, Esq.
Telephone No.: (404) 504-7739
Fax No.: (404) 365-9532
To Escrow Agent:	Chicago Title Insurance Company

4170 Ashford Dunwoody Road, Suite 460
Atlanta, Georgia 30319
Attention: Erika Peeke
Telephone No.: (404) 303-6300
Fax No.: (404) 303-8484

By notice in accordance with the above to all parties shown above, the parties hereto may designate from time to time a change of address for all such notices by providing to all other applicable parties at least ten (10) days prior notice of the changed address.

SUCCESSORS AND ASSIGNS. This Escrow Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and assigns.

GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

TIME OF ESSENCE. Time is of the essence of this Escrow Agreement.

ENTIRE AGREEMENT. This Escrow Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior representations, agreements, and understandings, oral or written, relating to such subject matter. In the event of any conflict or inconsistency between the terms of this Escrow Agreement and any terms of the Contribution Agreement, the terms of this Escrow Agreement shall control. Each section, part, term, or provision of this Escrow Agreement shall be considered severable, and if for any reason any section, part, term, or provision herein is determined to be invalid and contrary to or in conflict with any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other affect on other sections, parts, terms, or provisions of this Escrow Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms, or provisions shall not be deemed to be a part of this Escrow Agreement.

CAPTIONS. Captions, titles to sections, and paragraph headings used herein are for convenience of reference and shall not be deemed to limit or alter any provision hereof.

ARBITRATION. Any dispute between the parties with respect to this Agreement shall be subject to binding arbitration in accordance with Article 25 of that certain Master Lease Agreement dated of even date herewith made by and between [Transferors] and [Transferee].

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date set forth above.

SCHEDULE 7.1

TITLE OBJECTIONS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 7.4
NON-IMPUTATION AFFIDAVIT and INDEMNITY AGREEMENT

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.4

OUTSTANDING LITIGATION

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.5

ENVIRONMENTAL REPORTS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.9

TENANT DEFAULTS

None

SCHEDULE 8.1.10
SERVICE CONTRACTS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.13

EXISTING LOANS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.26

TRANSFEREE’S PARTNERSHIP AGREEMENT

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.32(a)

PT OPERATING AGREEMENTS

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 8.1.32(b)

PT ARTICLES OF ORGANIZATION

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.

SCHEDULE 9.1.4

AGREEMENT REGARDING CONTRIBUTED PROPERTIES

AGREEMENT REGARDING CONTRIBUTED PROPERTIES

This Agreement Regarding Contributed Properties (the “Agreement”) is made as of this      day of      ,      by and among EDUCATION REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), EDUCATION REALTY TRUST, INC., a Maryland corporation which intends to qualify as a real estate investment trust and which is the sole stockholder of the general partner of the Partnership (the “REIT”), PLACE PROPERTIES, L.P. a Tennessee limited partnership (formerly known as Place Collegiate Properties, L.P. (“Place”)), and each person who becomes an owner of Units as a result of a distribution by Place (and their successors and assigns) as a Designated Owner (individually a “Designated Owner” and collectively, the “Designated Owners”).

WHEREAS, pursuant to that certain Contribution Agreement dated as of August      , 2005, between and among the Partnership, Place and Place Mezz Borrower, LLC, a Delaware limited liability (the “Contribution Agreement”), Place and Place Mezz Borrower, LLC (“Mezz”) contributed to the Partnership (the “Contribution”) thirteen special purpose entities that are treated as disregarded entities for federal income taxes, each of which special purposes entities holds a student housing property (referred to in the Contribution Agreement as a “Property”) which is subject to certain debt, (each such Property being referred to in this Agreement as a “Contributed Property” and the debt to which such Contributed Property is subject as an “Existing Loan”).

WHEREAS, all capitalized terms used herein and not defined otherwise shall have the respective meanings ascribed to them in the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

Section 1. Restrictions on Sale.

(a) Subject to the exceptions set forth in paragraph (b) of this Section 1, the REIT and the Partnership jointly and severally covenant, agree and guarantee that for a period of five (5) years from the date of the closing of the transaction contemplated by the Contribution Agreement (the “Tax Protection Period”), the Partnership will not transfer or dispose of or permit or suffer the transfer or disposition of any of its interest in any Contributed Property, directly or indirectly, voluntarily or involuntarily, by operation of law, by foreclosure or otherwise (a “Disposition”) unless the Partnership pays the Designated Owners the Tax Damages Amount, if any, resulting from such Disposition. For purposes of this Section 1, subject to the exceptions set forth in paragraph (b) of this Section 1, a Disposition of an interest in a Contributed Property shall include any event or occurrence in which income or gain is recognized pursuant to, or as a result of, Section 704(c) directly or indirectly by the Designated Owners in excess of the income or gain allocable directly or indirectly to the Designated Owners for book purposes under 704(b) of the Code in accordance with the applicable statutes, regulations, and rules in effect on the date of this Agreement, including, but not limited to any voluntary or involuntary sale (including a foreclosure or transfer in lieu of foreclosure), assignment, transfer, exchange, contribution, merger, consolidation, distribution or other disposition or conveyance of all or any portion of, or of all or any portion of any direct or indirect interest in, the Contributed Property. Subject to the exceptions set forth in paragraph (b) of this Section 1, it shall also include income or gain allocable directly or indirectly to the Designated Owners due to reduction by the Partnership in the Designated Owners’ direct or indirect share of Non-Recourse Indebtedness (as defined in Treasury Regulation Section 1.704-2(b)(3) and as defined as qualified non-recourse financing under Treasury Regulation Section 1.465-27) under Section 731 of the Code, whether direct or indirect, voluntary or involuntary, by operation of law, by foreclosure or otherwise to an amount less than specified in Section 3.

(b) The restrictions on a Disposition under paragraph (a) of this Section 1, including the requirement not to change the Designated Owners’ direct or indirect share of Non-Recourse Indebtedness under Section 731 of the Code, shall not apply to events outside of the REIT’s and the Partnership’s and their applicable Affiliates’ control (“Non-Control Events”), such as a Disposition pursuant to a condemnation or eminent domain proceeding or other involuntary conversion. However, without limitation, Non-Control Events shall not include:

(i) financial inability to pay or perform any obligation;

(ii) a bankruptcy, insolvency, receivership or similar proceeding, or any Disposition resulting therefrom or any assignment for the benefit of creditors; or

(iii) a foreclosure.

(c) The Partnership shall be entitled to exchange a Contributed Property in an exchange qualifying under Section 1031 provided that no gain is recognized for federal or state income tax purposes in or as a result of the exchange. Any replacement property received by the Partnership is such an exchange shall be subject to the terms and conditions of this Agreement and treated as a Contributed Property. Nothing in this Section 1 shall prevent the Partnership from (i) pledging or encumbering any of the Contributed Properties or (ii) assigning, transferring or otherwise disposing of Contributed Properties, as applicable, to a subsidiary 100% of the beneficial ownership interests of which is owned by the Partnership as long as (a) such pledge, encumbrance or transfer does not result in the allocation of taxable income or gain to any Designated Owner under Code Section 704(c) or due to reduction by the Partnership in the Designated Owner’s direct or indirect Share of Non-Recourse Indebtedness, and (b) such subsidiary becomes and such Contributed Property continues to be subject to the terms and condition of this Agreement.

Section 2. Tax Allocations. The Partnership shall use the traditional method with curative allocations on sale (and not the remedial method) as contemplated by Treasury Regulations 1.704-3(c) applied on a property-by-property basis to allocate book-tax differences with respect to each Contributed Property. In making allocations of income, gain, loss, deduction, and credit, the Partnership shall use the proration method in accordance with Section 706(d) of the Code. For purposes of Section 704(c) of the Code, the fair market value of the Contributed Properties will be allocated between land and improvements and among the components of improvements as set forth on Exhibit A attached hereto.

Section 3. Allocation of the Loans. Subject to future changes in applicable law, so long as a Designated Owner holds Units constituting at least 25% of the Units received by such Designated Owner on account of the Contribution, the Partnership shall maintain at all times during the term of this Agreement Non-Recourse Indebtedness, without any prepayment or other reduction, in an amount so that the Designated Owners’ allocable share from the Partnership of all “excess non-recourse liability” under Treasury Regulation Section 1.752-3(c) shall be no less than the Designated Owner’ aggregate deficit capital account in the Partnership as of the date of the Contribution. Following the expiration of the Tax Protection Period, in the event a Designated Owner delivers written notice to the Partnership that it desires to guarantee one or more nonrecourse debts of the Partnership, the Partnership will use its best efforts to enable such Designated Owner to execute such guarantees. All tax returns filed by the Partnership shall report allocations of liabilities to a Designated Owner who executes such a guarantee in an amount equal to the portion of such non-recourse liability guaranteed by such Designated Owner (plus any other liabilities required to be allocated to such Designated Owner pursuant to Section 752 of the Code.)

Section 4. Tax Return Preparation. Place and Mezz shall provide the Partnership with such information relating to the Contributed Properties, Designated Owners and such other information and assistance as the Partnership may reasonably request, in order to assist the Partnership in preparing its tax returns and satisfying its obligations under this Agreement.

Section 5. Tax Damages Amount.

(a) If there is a Disposition described in Section 1 of this Agreement which requires payment of the Tax Damages Amount (a “Tax Event Disposition”), the Partnership shall pay to each Designated Owner an amount (the “Tax Damages Amount”) which shall be equal to the sum of X plus Y below.

(i) X shall be equal to the Tax Amount (as determined below). The Tax Amount determined as follows:

(1) The “Tax Amount” shall equal, as to each Designated Owner, the amount determined by multiplying the difference between (i) the “Gain Amount” with respect to such property allocated to such Designated Owner and (ii) the cumulative losses, if any, previously allocated to such Designated Owner by the Partnership with respect to the Units received in the Contribution (but only to the extent of such losses that would be deductible dollar for dollar against the Gain Amount if such losses were recognized in the same tax year as the Gain Amount and such losses are not otherwise limited under Section 465, 469 or 704(d) of the Code), by (iii) the maximum combined federal, state and local income tax rate applicable to such income or gain (taking into account the amount and character of the income and gain) for the taxable year of the Designated Owner in which the disposition occurs and (iv) reducing the resulting product by the amount of any credits, if any, allocated to such Designated Owner. Such calculation shall be made irrespective of the actual tax liability that may be incurred by the Designated Owner who recognizes such income or gain and without regard to any Federal or state income tax attributes applicable to the Designated Owner.

(2) The “Gain Amount” shall equal the sum of the “Deferred Gain Amount” plus the “Section 752 Gain Amount.”

(3) The “Deferred Gain Amount” shall equal the taxable gain recognized by the Partnership upon a Tax Event Disposition to be allocated directly or indirectly to the Designated Owner under Section 704(c) of the Code with respect to the Contributed Property reduced by any gain resulting from the Designated Owner’s prior direct or indirect voluntary or involuntary disposition of Units.

(4) The “Section 752 Gain Amount” shall equal the amount of taxable gain, if any, recognized by the Designated Owner under Section 752 and Section 731 of the Code as a direct result of the reduction in the amount of the Non-recourse Indebtedness reduced by any gain resulting from the Designated Owner’s prior direct or indirect voluntary or involuntary disposition of Units.

(ii) Y shall be the reasonable expenses of the Designated Owner associated with determining the Tax Amount, including, without limitation, attorney’s and accountant’s fees.

(b) The Partnership shall notify Place in writing of a Tax Event Disposition within thirty (30) days after such Tax Event Disposition. On or before 30 days following the end of the tax year in which the Tax Event Disposition occurs, the Designated Owner shall provide the Partnership such information as is reasonably available to the Designated Owner regarding such Designated Owner’s adjusted tax basis in its interest in the Partnership as of the last day of the Partnership’s taxable year immediately preceding the Tax Event Disposition. Within ten (10) days of the receipt of any information provided by the Designated Owner pursuant to the immediately preceding sentence, the Partnership may reasonably request additional information necessary in connection with the computation of the Tax Damages Amount (the “Designated Owner’s Computational Information”). The Tax Damages Amount shall be paid by the Partnership to each Designated Owner within ten (10) days after receipt of the Designated Owner’s Computational Information (if any) requested by the Partnership to compute the Tax Damages Amount, but in no event later than seventy five (75) days after the end of the taxable year in which a Tax Event Disposition occurs. Any late payment of such Tax Damages Amount shall bear interest at a rate equal to the lesser of (i) 10% per annum, compounded daily, or (ii) the highest rate permitted by applicable law.

(c) Collection of the Tax Damages Amount (and any accrued interest thereon) shall be the Designated Owners’ sole and exclusive remedy with respect to any tax liability incurred as a result of a Tax Event Disposition.

Section 6. Representation and Warranty. The REIT represents and warrants that it has all right, power and authority to enter into and execute this Agreement and that this Agreement is binding on and enforceable against the REIT in accordance with its terms. The Partnership represents and warrants that it has all right, power and authority to enter into and execute this Agreement and that this Agreement is binding on and enforceable against the Partnership in accordance with its terms.

Section 7. Successors. This Agreement shall be binding on the parties’ respective successors and assigns. References herein to the “Partnership” or the “REIT” shall include their respective successors.

Section 8. Duration. Determination of liability with respect to the Tax Amount shall be fixed upon the expiration of the statute of limitations for all taxable years covered by the Tax Protection Period. The obligation to pay the Tax Damages Amount will continue until the expiration of the statute of limitations for collection of the Tax Damages Amount.

Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

Section 10. Forum for Disputes. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement may be instituted in the courts of the State of Georgia sitting in Fulton County, Georgia or of the United States sitting in the Northern District of Georgia. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of such courts in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

Section 11. Forum for Disputes. Any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon request of any party involved, be submitted to, and resolved by, arbitration in the City of Atlanta, Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved) with the modifications to such rules that the arbitrators in any such proceeding shall all be attorneys or certified public accountants who have practiced in the area of federal income taxation for not less than 15 years. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The award to the prevailing party shall include such party’s reasonable attorneys’ fees, costs and necessary disbursements, including costs of expert witnesses, in addition to any other relief to which such party may be entitled.

Each party to this Agreement irrevocably waives to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding relating to this Agreement or the transactions contemplated by this Agreement brought in the courts of the State of Georgia sitting in Fulton County, Georgia or of the United States sitting in the Northern District of Georgia and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 12. Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 13. Amendment. This Agreement may be amended only with the written consent of the party against whom enforcement is sought.

Section 14. Further Action. Each party to this Agreement agrees to execute such documents or instruments, and to take such action, as the other party may reasonably request after the date hereof in order to effectuate and perfect the indemnification contemplated hereby.

Section 15. Entire Agreement. This Agreement, the Contribution Agreement and the Partnership Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SCHEDULE 12.1.19

FORM OF LEGAL OPINION OF TRANSFERORS’ COUNSEL

Intentionally omitted. The Registrant agrees to supplementally furnish a copy of this schedule to the Securities and Exchange Commission upon request.